UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

GXO LOGISTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GXO LOGISTICS, INC.

Two American Lane

Greenwich, Connecticut 06831

To Our Valued Stockholders,

2024 was a strong year for GXO. We delivered record revenue and adjusted EBITDA1 and expanded into new, high-opportunity verticals—meaningful progress toward our goal of becoming the world’s leading logistics provider. Our continued investments in advanced automation and artificial intelligence have solidified GXO’s position as a tech leader in supply chain logistics, creating competitive advantages that directly benefit our customers.

2025 will be an important transition year for GXO. On behalf of the board, I want to thank Malcolm Wilson for his outstanding contributions. During Malcolm’s tenure, GXO nearly doubled revenue, completed three strategic acquisitions, delivered an annual return on invested capital1 of more than 30%, and scaled to more than 150,000 team members worldwide. Our new CEO will inherit a strong business, a deep bench of leadership, and real momentum.

We’re also taking this opportunity to refresh our Board of Directors with five new members who bring relevant experience running sophisticated supply chains. I want to thank our outgoing directors—Clare, Gena, Joli, and Oren—for their service. Over the past several years, their guidance helped GXO grow from a newly independent company into a global logistics powerhouse.

Thank you, shareholders, for your continued support of GXO!

April 17, 2025

Brad Jacobs

Chairman of the Board

GXO Logistics, Inc.

1. Adjusted EBITDA and return on invested capital are a non-GAAP measures. Additional information on these measures can be found in Annex A to our company’s Proxy Statement.

© 2025 GXO Logistics, Inc.

© 2025 GXO Logistics, Inc.

GXO LOGISTICS, INC.
Two American Lane
Greenwich, Connecticut 06831

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 13, 2025

To the Stockholders of GXO Logistics, Inc.:

Notice is hereby given that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of GXO Logistics, Inc. (“GXO” or the “company”) will be held on Tuesday, May 13, 2025, at 10:00 a.m. Eastern Time. The meeting will be conducted exclusively as a live webcast. You can access the meeting at https://meetnow.global/ML5XYPX with your control number.

The Annual Meeting shall be held for the purposes summarized below and more fully described in the Proxy Statement accompanying this notice:

■	To elect nine (9) members of our Board of Directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal;
■	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025;
■	To conduct an advisory vote to approve the executive compensation of our named executive officers (“NEOs”), as disclosed in the Proxy Statement; and
■	To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock, par value $0.01 per share, as of the close of business on April 1, 2025, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available on the bottom panel of your screen during the Annual Meeting after entering your control number.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Brad Jacobs
Chairman of the Board
GXO Logistics, Inc.

Greenwich, Connecticut
April 17, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 13, 2025:

Our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024 (the "2024 Annual Report"), are available at https://www.envisionreports.com/GXO.

© 2025 GXO Logistics, Inc.

We support communicating with you via electronic delivery and hope that, for those who have not already enrolled, you will do so by following the instructions below.
	www.proxyvote.com	www.envisionreports.com/gxo
Voluntary Electronic Receipt of Proxy Materials

GXO is pleased to deliver proxy materials electronically via the internet. Electronic delivery allows GXO to provide you with the information you need for the Annual Meeting while reducing the environmental impacts and costs of physical delivery of proxy materials.

With your adoption of electronic delivery of proxy materials and the elimination of approximately 39,744 sets of proxy materials as a result, we have been able to save more than 27,324 pounds of paper. This has the following impact on the environment:

saved approximately 55 tons of wood, or 370 fewer trees from being felled. This translates to 5.1 acres of forest saved	saving approximately 292,000 gallons of water, or the equivalent of filling approximately 14 Olympic-size swimming pools
using approximately 348 million fewer BTUs, or the equivalent of the amount of energy used by 415 residential refrigerators for one full year	eliminating approximately 16,100 pounds of solid waste
emitting approximately 246,000 fewer pounds of greenhouse gases, including CO2, or the equivalent of 23 automobiles running for one year	reducing hazardous air pollutants by 21.8 pounds

Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information, visit www.papercalculator.org.

© 2025 GXO Logistics, Inc.

PROXY STATEMENT SUMMARY

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of GXO Logistics, Inc. (“GXO” or our “company”) in connection with our 2025 Annual Meeting of Stockholders (the “Annual Meeting”). This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2025 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement and form of proxy are first being mailed on or about April 17, 2025, to our stockholders of record as of the close of business on April 1, 2025 (the “Record Date”).

Date and Time	Place	Record Date
Tuesday, May 13, 2025, at 10:00 a.m. Eastern Time	Virtual Meeting Site: meetnow.global/ML5XYPX	You can vote if you were a stockholder of record as of the close of business on April 1, 2025

Admission: You will not be able to attend the Annual Meeting in person this year. You can access the Annual Meeting at https://meetnow.global/ML5XYPX. You will need to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the Annual Meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare Trust Company, N.A. (“Computershare”), by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on May 8, 2025. You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the meeting, go to https://meetnow.global/ML5XYPX and enter your control number.

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board is not aware of any matter that will be presented for a vote at the Annual Meeting other than those shown below.

Board Vote Recommendation	Page Reference (for more detail)

PROPOSAL 1: Election of Directors
To elect nine (9) members of our Board of Directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal.

FOR each Director Nominee	12-27, 61

PROPOSAL 2: Ratification of the Appointment of our Independent Public Accounting Firm
To ratify the appointment of KPMG LLP (“KPMG”) as the company’s independent registered public accounting firm for fiscal year 2025.

FOR	59-60, 62

PROPOSAL 3: Advisory Vote to Approve Executive Compensation
To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement.

FOR	31-58, 63

1	© 2025 GXO Logistics, Inc.

GOVERNANCE HIGHLIGHTS

Board and Committee Independence

Eight (8) of our nine (9) current directors are independent. All of our director nominees are independent. The Audit Committee, Compensation Committee and Nominating, Corporate Governance and Sustainability Committee consist entirely of independent directors.

Independent Board Oversight and Leadership Roles

Our Board has an independent chairman, vice chair, and lead independent director. Our lead independent director's role is to complement our independent committees and independent committee chairs in providing effective Board oversight. Our independent vice chair is responsible for providing support on key governance matters and stockholder engagement to our chairman, lead independent director and the Board. These independent structures work in conjunction with our chairman. The Board believes its leadership structure as well as the leadership structure of our company function cohesively and serve the best interests of our stockholders based on our company’s strategy and ownership structure.

Board Refreshment

Our Board is committed to ensuring that its composition includes a range of expertise aligned with our company’s business as well as fresh perspectives on strategy. One of the ways the Board acts on this commitment is through the thoughtful refreshment of directors when appropriate. The Board has a process to seek highly qualified director candidates who bring relevant experience to the Board in light of our growing scale and diversity. As part of our ongoing commitment to Board refreshment, we have five (5) new director nominees standing for election at the Annual Meeting.

Committee Rotations	As part of its annual review of committee assignments, the Board will periodically reconstitute its committees and their chairs to ensure effective functioning and new perspectives.
Director Elections

All of our directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal.

Majority Voting for Director Elections

Our bylaws provide for a majority voting standard in uncontested elections and further require that a director who fails to receive a majority vote must promptly tender his or her resignation to the Board.

Board Evaluations	Our Board reviews committee and director performance through an annual process of self-evaluation.
Risk Oversight and Financial Reporting

By engaging in regular deliberations and participating in management meetings, our Board seeks to provide robust oversight of current and potential risks facing our company. Our Audit Committee contributes to strong financial reporting oversight through regular meetings with management and dialogue with our auditors.

Cybersecurity

Our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, policies and business continuity plans, the status of projects to strengthen internal cybersecurity and the results of security breach simulations.

Active Participation

Our Board held 11 meetings in 2024. Each person currently serving as a director attended over 80% of the Board meetings as well as over 90% of the meetings of the committee(s) on which he or she served. All directors are invited to attend committee meetings even if they are not members of the committee.

Clear Oversight of Sustainability

Our Nominating, Corporate Governance and Sustainability Committee supports the Board in its oversight of our company’s purpose-driven sustainability strategies and external disclosures. This includes engaging with management on material environmental, social and governance (“ESG”) matters, including how we manage climate change and related risks and impacts, and stakeholder perspectives as well as reviewing the company’s annual Impact Report.

Established Operational Excellence Committee

In April 2025, the Board established the Operational Excellence Committee to review the company’s strategies and objectives with respect to continuous improvement of quality and service, operational efficiency, cost control, occupational safety, environmental compliance and technological innovation, effective on the date of the Annual Meeting. Alongside management, the Operational Excellence Committee also reviews reports and key performance indicators relating to the company's trends in operational excellence and achievements against strategies and objectives.

2	© 2025 GXO Logistics, Inc.

2025 DIRECTOR NOMINEES

Our Board aims to create a highly skilled team of directors who provide our global company with thoughtful board oversight. When selecting new directors, our Board considers, among other things, the nominee’s breadth of experience, financial expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment, skills in areas relevant to our growth drivers and willingness to devote adequate time to Board duties—all in the context of the needs of the Board at that point in time and with the objective of ensuring a variety of backgrounds, expertise and viewpoints. The composition of our director nominees is as follows:

The following table provides summary information about each director nominee. Oren Shaffer, Gena Ashe, Clare Chatfield, Joli Gross and Malcolm Wilson will not stand for re-election at the Annual Meeting. Our directors will stand for election each year for one-year terms.

					Committee Memberships (Pending Election at Annual Meeting)
Name	Director Since	Age	Occupation	Independent	AC	CC	NCGSC	OEC
Brad Jacobs	2021	68	Chairman and Chief Executive Officer of QXO, Inc. Executive Chairman of the board of directors of XPO, Inc.	Y
Marlene Colucci	2021	62	Chief Executive Officer, The Business Council	Y		✓	✓
Todd Cooper	If elected 2025	55	President, Advanced Technology Solutions, Celestica, Inc.	Y	✓	C		✓
Matthew Fassler	2023	54	Chief Strategy Officer, QXO, Inc.	Y	✓
Julio Nemeth	If elected 2025	64	Former Chief Product Supply Officer, The Procter & Gamble Company	Y			C	✓
Jason Papastavrou, Ph.D.	2021	62	Founder and Chief Investment Officer, ARIS Capital Management, LLC.	Y	✓		✓
Torsten Pilz, Ph.D.	If elected 2025	59	Chief Supply Chain Officer, Honeywell International, Inc.	Y				C
Laura Wilkin	If elected 2025	60	Founder and Chief Executive Officer, Excelerate Supply Chain Advisory Services	Y		✓		✓
Kyle Wismans	If elected 2025	41	Chief Financial Officer, XPO, Inc.	Y	C

AC = Audit Committee CC = Compensation Committee	NCGSC = Nominating, Corporate Governance and Sustainability Committee OEC = Operational Excellence Committee	C = Committee Chair ✓ = Committee Member

3	© 2025 GXO Logistics, Inc.

The following table provides a summary of the qualifications and experience of our director nominees.

SKILL	NUMBER OF DIRECTORS
BUSINESS OPERATIONS	9
CORPORATE GOVERNANCE	7
CUSTOMER SERVICE	6
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY	6
EFFECTIVE CAPITAL ALLOCATION	8
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES	5
HUMAN RESOURCE MANAGEMENT	6
MULTINATIONAL CORPORATE MANAGEMENT	9
SALES AND MARKETING	6
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION	6
LOGISTICS INDUSTRY	8
RISK MANAGEMENT	7
TALENT MANAGEMENT AND ENGAGEMENT	9
TECHNOLOGY AND INFORMATION SYSTEMS	4

4	© 2025 GXO Logistics, Inc.

2024 PERFORMANCE HIGHLIGHTS

In 2024, we reported the following key metrics of financial performance:

Ç
REVENUE 20% Revenue of $11.7 billion, organic revenue growth* of 3%	NET INCOME $138 million Net income of $138 million, compared with $233 million in 2023	CASH FLOW FROM OPERATIONS $549 million $251 million free cash flow*

NET DEBT*

$2.2 billion

$413 million in cash and cash equivalents, $2,631 million total debt and $999 million of borrowing capacity available, net of letters of credit under our revolving credit facility (as of December 31, 2024)

	DILUTED EPS $1.12 Diluted EPS of $1.12 and adjusted diluted EPS* of $2.80	ADJUSTED EBITDA* 10.0% Adjusted EBITDA* of $815 million, compared with $741 million in 2023
*	See Annex A for reconciliations of non-GAAP financial measures.

5	© 2025 GXO Logistics, Inc.

2024 COMPENSATION HIGHLIGHTS

The Compensation Committee’s pay-for-performance philosophy is focused on rewarding our executives for performance that creates substantial, long-term value for our stockholders. As a result, long-term incentive compensation is tied to ambitious goals for key operational indicators that incentivize our executives to drive long-term stockholder value creation. Over time, we expect our financial and operational results to demonstrate the merits of this philosophy for our stockholders.

Further details about executive compensation decisions are described in the “Executive Compensation Elements and Outcomes for 2024” section of the Compensation Discussion and Analysis of this Proxy Statement.

6	© 2025 GXO Logistics, Inc.

QUESTIONS AND ANSWERS
ABOUT OUR ANNUAL MEETING

This Proxy Statement sets forth information relating to the solicitation of proxies by the Board of Directors (our “Board of Directors” or our “Board”) of GXO Logistics, Inc. (“GXO” or our “company”) in connection with our 2025 Annual Meeting of Stockholders (our “Annual Meeting”) or any adjournment or postponement thereof. This Proxy Statement is being furnished by our Board for use at the Annual Meeting to be held on May 13, 2025, at 10:00 a.m. Eastern Time as a live webcast. You can access the meeting at https://meetnow.global/ML5XYPX with your control number.

This Proxy Statement and form of proxy are first being mailed on or about April 17, 2025, to our stockholders of record as of the close of business April 1, 2025 (the “Record Date”).

The following answers address some questions you may have regarding our Annual Meeting. These questions and answers may not include all of the information that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this Proxy Statement.

What items of business will be voted on at the Annual Meeting?

We expect that the business put forth for a vote at the Annual Meeting will be as follows:

■	To elect nine (9) members of our Board of Directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal (Proposal 1);
■	To ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2025 (Proposal 2);
■	To conduct an advisory vote to approve the executive compensation of our NEOs as disclosed in this Proxy Statement (Proposal 3); and
■	To consider and transact other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Senior management of GXO and representatives of our outside auditor, KPMG, will be available to respond to appropriate questions.

Who can attend and vote at the Annual Meeting?

You are entitled to receive notice of, attend and vote at the Annual Meeting, or any adjournment or postponement thereof, if, as of the close of business on April 1, 2025, the Record Date, you were a holder of record of our common stock.

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. You can access the Annual Meeting at https://meetnow.global/ML5XYPX. You will be required to provide the control number on your proxy card to access the Annual Meeting. If the shares of common stock you hold are in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the Annual Meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. Requests for registration should be directed to our transfer agent, Computershare, by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on May 8, 2025. You will receive a confirmation of your registration with a control number by email from Computershare. At the time of the Annual Meeting, go to https://meetnow.global/ML5XYPX and enter your control number. If your shares are held as Depositary Interests within the CREST system you have the right to direct the Custodian how to vote those Depositary Interests. Should you wish to participate in the Annual Meeting to vote electronically, follow the procedures detailed on the Form of Instruction.

7	© 2025 GXO Logistics, Inc.

Can I ask questions during the Annual Meeting?

The virtual Annual Meeting format allows stockholders to communicate with GXO during the Annual Meeting so they can ask questions of GXO’s management and Board, as appropriate. Stockholders (or their proxy holders) may submit questions for the Annual Meeting’s question and answer session in advance by logging on to the meeting site at https://meetnow.global/ML5XYPX. Stockholders will need the control number on their proxy card or confirmation email from Computershare to submit a question. Click on the “Q&A” icon in the top right corner of the screen and submit your question. You may provide your name, address (city and state) and organization and, if applicable, the specific proposal to which your question relates. Questions can be submitted in advance of the Annual Meeting and during the Annual Meeting through the Annual Meeting website. We will answer as many questions during the Annual Meeting as time will allow and will group questions together where appropriate. We reserve the right to exclude questions regarding topics that are not pertinent to Annual Meeting matters or company business or are inappropriate.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across major browsers (e.g., Edge, Firefox, Chrome and Safari) and devices (e.g., desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not supported. Stockholders should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. For further assistance should you need it prior to or during the meeting you may call 1-888-724-2416.

How many shares of GXO common stock must be present to conduct business at the Annual Meeting?

As of the Record Date, there were 117,063,470 shares of common stock issued and outstanding, with each share entitled to one vote on each matter to come before the Annual Meeting.

A quorum is necessary to hold a valid meeting of stockholders. Pursuant to the company’s bylaws, the presence, in person or by proxy, of the holders of a majority of the shares issued and outstanding is necessary for each of the proposals to be presented at the Annual Meeting. Accordingly, holders of shares of our common stock outstanding on the Record Date representing 58,531,736 votes must be present at the Annual Meeting. If you vote by internet, telephone or proxy card, the shares you vote will be deemed present and counted toward the quorum for the Annual Meeting. If a share is deemed present at the Annual Meeting for any matter, it will be deemed present for all other matters. Abstentions and broker non-votes are counted as present for the purpose of determining a quorum.

What are my voting choices?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the director nominees or you may “ABSTAIN” from voting for one or more of such nominees. With respect to the other proposals to be considered at the Annual Meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any proposal. If you sign your proxy without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to the specific proposals described in this Proxy Statement and at the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.

What vote is required to approve the proposals being considered at the Annual Meeting?

■	Proposal 1: Election of nine (9) directors. The election of each of the nine (9) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock at the Annual Meeting at which a quorum is present. If any incumbent director standing for re-election receives a greater number of votes “against” his or her election than votes “for” such election, our bylaws require that such person must promptly tender his or her resignation to our Board. You may not accumulate your votes for the election of directors.

Brokers may not use discretionary authority to vote shares of our common stock on the election of directors if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the election of directors, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting in accordance with their specific instructions. Abstentions and broker non-votes are not considered votes cast for purposes of tabulation and will have no effect on the election of director nominees.

8	© 2025 GXO Logistics, Inc.

■	Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2025. Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2025, requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. Because the proposed ratification of KPMG requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions will have the effect of a vote against this proposal. We do not expect any broker non-votes, as brokers have discretionary authority to vote on this proposal.
■	Proposal 3: Advisory vote to approve executive compensation. Advisory approval of the resolution on executive compensation of our NEOs as disclosed in this Proxy Statement requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board. Although the resolution is non-binding, our Board and the Compensation Committee will consider the voting results when making decisions regarding our executive compensation program.

Brokers may not use discretionary authority to vote shares of our common stock on the advisory vote to approve executive compensation if they have not received specific instructions from their clients. If you are a beneficial owner of shares of our common stock, in order for your vote to be counted in the advisory vote to approve executive compensation, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting with their specific instructions. Because the advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter, abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the advisory vote to approve executive compensation.

In general, other business properly brought before the Annual Meeting at which a quorum is present requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

How does the Board of Directors recommend that I vote?

Our Board of Directors, after careful consideration, recommends that our stockholders vote “FOR” the election of each director nominee named in this Proxy Statement, “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2025, and “FOR” the advisory approval of the resolution to approve executive compensation.

What do I need to do now?

We urge you to read this Proxy Statement carefully and then vote via internet or by telephone by following the instructions on the proxy card or by mailing your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares of our common stock can be voted at the Annual Meeting.

How do I cast my vote?

Registered Stockholders. If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, Computershare, and not through a broker, bank or other nominee that holds shares for your account in “street name”), you may vote by proxy via internet or by telephone by following the instructions provided on the proxy card or by mailing your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via internet or by telephone must be received by the closing of the polls at the virtual meeting. Please see the proxy card provided to you for instructions on how to submit your proxy vote via internet or by telephone. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting by following the instructions provided during the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the voting instruction form or other materials provided to you by the brokerage firm, bank or other trustee that holds your shares. To vote directly at the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares. Follow the instructions provided above to obtain a control number and the voting instructions provided during the Annual Meeting.

Depositary Interest. Depositary Interest holders may generally vote (i) by mail by returning the completed Form of Instruction that was mailed to you to the Depositary, Computershare Company Nominees Limited <GXO>, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the reply-paid envelope provided by 3:00 p.m. British Summer Time on May 8, 2025; or (ii) by CREST. Should you wish to vote by utilizing the CREST voting service, you may do so for the Annual Meeting by the procedures described in the CREST manual. CREST Personal Members or other CREST Sponsored Members and those CREST Members who have appointed a voting service provider(s) should refer to their CREST Sponsor or voting service provider(s), who will be able to take appropriate action on their behalf. If you would like to attend the Virtual Annual Meeting and vote electronically, please inform Computershare by email at CSNDITEAM@computershare.co.uk by May 6, 2025, who will provide you with a Letter of Representation with respect to

9	© 2025 GXO Logistics, Inc.

your UK Depositary Interest holding that will enable you to attend and vote the shares underlying your interests at the Annual Meeting on Computershare’s behalf.

For a vote made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear UK and Ireland (EUI)’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message must be transmitted so as to be received by the issuer’s agent ID 3RA50 by 3:00 p.m. British Summer Time on May 8, 2025. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST Personal Member or Sponsored Member or has appointed a voting service provider(s), to ensure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by the CREST system by the required time. CREST members and their CREST sponsors or voting service providers should refer to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Depositary Interests via the Corporate Sponsored Nominee Facility. Depositary Interest holders via CSN may generally vote (i) by mail by returning the completed Form of Direction that was mailed to you, to the Custodian, Computershare Company Nominees Limited <GXO>, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY, United Kingdom in the reply paid envelope provided, by 3:00 p.m. British Summer Time on May 7, 2025, or (ii) via the internet by directing Computershare, as provider of the CSN Service in which your UK Depositary Interests are held, how to vote the common stock underlying your Depositary Interest via the internet on Computershare’s website by visiting www.investorcentre.co.uk/eproxy, where you will be asked to enter the Control Number, your Shareholder Reference Number and your unique PIN, which are detailed on the accompanying Form of Direction. Instructions must be validly returned and received by 3:00 p.m. British Summer Time on May 7, 2025. If you would like to attend the virtual Annual Meeting and vote electronically, please inform Computershare by email at CSNDITEAM@computershare.co.uk by May 5, 2025, who will provide you with a Letter of Representation with respect to your UK Depositary Interest holding that will enable you to attend and vote the shares underlying your interests at the Annual Meeting on Computershare’s behalf.

What is the deadline to vote?

If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the Annual Meeting. As indicated on the proxy card provided to you, proxies submitted prior to the Annual Meeting via internet or by telephone must be received by 10:00 a.m. Eastern Time on May 13, 2025.

If you are the beneficial owner of shares of our common stock, please follow the voting instructions provided by your broker, trustee or other nominee.

What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

If you fail to vote via internet or by telephone as indicated on your proxy card or fail to properly sign, date and return your proxy card, your shares will not be counted toward establishing a quorum for the Annual Meeting, which requires holders representing a majority of the outstanding shares of our common stock to be present in person or by proxy.

Failure to vote, assuming the presence of a quorum, will have no effect on the tabulation of the votes on the proposals. If you are a stockholder of record and you properly sign, date and return your proxy card, but do not indicate your voting preference, we will count your proxy as a vote “FOR” the election of the nine (9) nominees for each director named in “Proposal 1—Election of Directors,” “FOR” the ratification of KPMG as our independent registered public accounting firm for fiscal year 2025, and “FOR” the advisory approval of the resolution to approve executive compensation.

If my shares are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee, will my broker or other nominee vote my shares for me?

You should instruct your broker or other nominee on how to vote your shares of our common stock using the instructions they provide to you. Brokers or other nominees who hold shares of our common stock in “street name” for customers are prevented by the rules set forth in the Listed Company Manual (the “NYSE Rules”) of the New York Stock Exchange (the “NYSE”) from exercising voting discretion with respect to non-routine or contested matters (i.e., they must receive specific voting instructions from a stockholder in order to vote that stockholder’s shares on non-routine or contested matters). Shares not voted by a broker or other nominee because they did not receive specific voting instructions from the stockholder on one or more proposals are referred to as “broker non-votes.”

10	© 2025 GXO Logistics, Inc.

We expect that when the NYSE determines whether each of the three proposals to be voted on at our Annual Meeting is a routine or non-routine matter, only “Proposal 2—Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2025” will be determined to be routine. It is important that you instruct your broker or other nominee on how to vote your shares of our common stock held in “street name” by following the instructions provided to you by your broker or other nominee.

What if I want to change my vote?

Whether or not you attend the Annual Meeting, you may revoke a proxy at any time before your proxy is voted at the Annual Meeting. You may do so by properly delivering a later-dated proxy either via internet, by telephone, by mail or by attending the Annual Meeting virtually and voting. Please note, however, that your attendance at the Annual Meeting will not automatically revoke any prior proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. You also may revoke your proxy by delivering a notice of revocation to our company (Attention: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831) prior to the vote at the Annual Meeting. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, you should follow the instructions of your broker or other nominee regarding revocation of proxies.

How will the person named as proxy vote?

If you are a registered stockholder (i.e., you hold your shares of our common stock in your own name through our transfer agent, Computershare, and not through a broker, bank or other nominee that holds shares for your account in “street name”) and you complete and submit a proxy, the person named as proxy will follow your instructions. If you submit a proxy but do not provide voting instructions, or if your instructions are unclear, the person named as proxy will vote as recommended by our Board or, if no recommendation is given, by using their own discretion.

Where can I find the results of the voting?

We intend to announce preliminary voting results at the Annual Meeting and will publish final results on a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting. The Current Report on Form 8-K will also be available on the internet at our website, https://investors.gxo.com/.

Who will pay for soliciting proxies?

The company will pay for soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in soliciting proxies in connection with the Annual Meeting and have agreed to pay them $15,000 plus their expenses for providing such services. Our directors, officers and other employees, without additional compensation, may solicit proxies personally, in writing, by telephone, by email or otherwise. As is customary, we will reimburse brokerage firms, fiduciaries, voting trustees and other nominees for forwarding our proxy materials to each beneficial owner of shares of our common stock held through them as of the Record Date.

What is “householding” and how does it affect me?

In cases where multiple company stockholders share the same address and the shares are held through a bank, broker or other holder of record (“street-name stockholders”), only one copy of our proxy materials will be delivered to that address unless a stockholder at that address requests otherwise. This practice, known as “householding,” is intended to reduce our printing and postage costs as well as the environmental impact of our proxy material. However, any such street-name stockholders residing at the same address who wish to receive a separate copy of our proxy materials may request a copy by contacting their bank, broker or other holder of record or by sending a written request to: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by contacting Investor Relations by email at InvestorRelations@gxo.com or by calling (203) 489-1287. The voting instruction form sent to a street-name stockholder should provide information on how to request a separate copy of future materials for each company stockholder at that address, if that is your preference. Similarly, if you currently receive separate copies of our proxy materials but wish to participate in householding, please contact us through the method described above.

Can I obtain an electronic copy of the company’s proxy materials?

Yes, this Proxy Statement and our 2024 Annual Report are available on the internet at https://investors.gxo.com/.

11	© 2025 GXO Logistics, Inc.

BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

AN OVERVIEW OF OUR MISSION AND HOW OUR BOARD COMPOSITION IS ALIGNED WITH OUR STRATEGY

We are the largest pure-play contract logistics provider in the world and a foremost innovator in an industry propelled by strong secular tailwinds. Our mission is to provide our customers with high-value-add warehousing and distribution, order fulfillment, ecommerce, reverse logistics and other supply chain services differentiated by our ability to deliver technology-enabled, customized solutions at scale. As of December 31, 2024, we managed 1,071 facilities worldwide, totaling 216 million square feet of space that we operate primarily on behalf of large corporations that have outsourced their warehousing, distribution and other related activities to us.

Our revenue is diversified among over 1,000 customers, including many multinational corporations, across numerous verticals. Our customers rely on us to move their goods with high efficiency through their supply chains—from the moment inbound goods arrive at our warehouses through fulfillment and distribution and the management of returned products. Our customer base includes many blue-chip leaders in sectors that demonstrate high growth and/or durable demand, with significant growth potential through customer outsourcing of logistics services.

Our strategy is to help our customers manage their warehouse needs for optimal efficiency, using our network of people, technology and other physical assets. We deliver value to customers in the form of technological innovations, process efficiencies, cost efficiencies and reliable outcomes. Our services are highly responsive to customer goals, such as increasing visibility in the supply chain, decreasing fulfillment times, mitigating environmental impacts and being proactive in identifying potential improvements.

To aid in executing our strategy, we have instilled a culture that focuses on delivering mutually beneficial results for our customers and our company with the highest legal and ethical standards and clear policies and practices to support compliance throughout our organization. We care deeply about keeping our employees and customers happy and we view safety, sustainability, strong governance and a purpose-driven culture as essential components of value creation. Our Board comprises a highly skilled group of leaders who share our values and reflect our culture. Many of our directors have served as executive officers or board members of major companies and have an extensive understanding of the principles of corporate governance. As described on page 4, our Board as a whole has extensive expertise in the following skill sets, all of which are relevant to our company, business, industry and strategy:

■	Business operations;
■	Corporate governance;
■	Customer service;
■	Environmental sustainability and corporate responsibility;
■	Effective capital allocation;
■	Critical analysis of corporate financial statements and capital structures;
■	Human resource management;
■	Multinational corporate management;
■	Sales and marketing;
■	Mergers and acquisitions, integration and optimization;
■	The logistics industry;
■	Risk management;
■	Talent management and engagement; and
■	Technology and information systems.

12	© 2025 GXO Logistics, Inc.

DIRECTORS AND DIRECTOR NOMINEES

Our Board of Directors currently consists of nine (9) members. Following the Annual Meeting, our Board of Directors will consist of nine (9) members. Our amended and restated certificate of incorporation provides for a classified board of directors until the Annual Meeting. As a result, the term of each of our current directors will expire at the Annual Meeting. Four (4) of our current directors and five (5) new director nominees shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal. Oren Shaffer, Gena Ashe, Clare Chatfield, Joli Gross and Malcolm Wilson will not stand for re-election at the Annual Meeting.

Name	Age	Position	Term
Brad Jacobs	68	Non-Executive Chairman of the Board	Expiring 2025
Marlene Colucci	62	Vice Chair	Expiring 2025
Todd Cooper	55	Director Nominee	N/A
Matthew Fassler	54	Director	Expiring 2025
Julio Nemeth	64	Director Nominee	N/A
Jason Papastavrou, Ph.D.	62	Director	Expiring 2025
Torsten Pilz, Ph.D.	59	Director Nominee	N/A
Laura Wilkin	60	Director Nominee	N/A
Kyle Wismans	41	Director Nominee	N/A

Set forth below is information regarding each of our director nominees, including the experience, qualifications, attributes or skills that led our Board to conclude that each such nominee should serve as a director.

Brad Jacobs Age: 68	Non-Executive Chairman and Director since 2021 Independent Director since 2024

Mr. Jacobs has served as non-executive chairman of our Board of Directors since August 2, 2021. Mr. Jacobs has been the Chairman of the board and Chief Executive Officer of QXO, Inc. (NYSE: QXO) since June 6, 2024. Mr. Jacobs has been the executive chairman of the board of directors at XPO, Inc. (NYSE: XPO) since November 1, 2022 and was previously chairman and chief executive officer from September 2011 to November 2022. Mr. Jacobs has served as the non-executive chairman of the board of directors of RXO, Inc. (NYSE: RXO) since November 1, 2022 and is not standing for re-election in 2025. Additionally, he is the managing member of Jacobs Private Equity, LLC and Jacobs Private Equity II, LLC. Prior to XPO, Mr. Jacobs led two public companies: United Rentals, Inc. (NYSE: URI), which he founded in 1997, and United Waste Systems, Inc., which he founded in 1989. Mr. Jacobs served as chairman and chief executive officer of United Rentals for that company’s first six years and as its executive chairman for an additional four years. He served eight years as chairman and chief executive officer of United Waste Systems.

Board Committees: None.
Other Public Company Boards: QXO, Inc., XPO, Inc. and RXO, Inc.

Mr. Jacobs brings to the Board:

▪
In-depth knowledge of GXO’s business resulting from his years of service with XPO as its chief executive officer;
▪
Leadership experience as XPO’s executive chairman and former chief executive officer and a successful track record of leading companies that execute strategies similar to ours; and
▪
Extensive past experience as the chairman of the board of directors of several public companies.

13	© 2025 GXO Logistics, Inc.

Marlene Colucci Age: 62	Vice Chair since 2021 Independent Director since 2021

Ms. Colucci has served as vice chair of our Board of Directors since August 2, 2021. Ms. Colucci has also served as a director of QXO, Inc. (NYSE: QXO) since June 6, 2024 and XPO, Inc. (NYSE: XPO) from February 7, 2019 to August 2, 2021, when she resigned to join GXO’s Board. She has served as the chief executive officer of The Business Council in Washington, D.C. since July 2013. Ms. Colucci also serves on the Board of Directors for the National Endowment for Democracy. Previously, from September 2005 to June 2013, she was executive vice president of public policy for the American Hotel & Lodging Association. From September 2003 to June 2005, she served in the White House as special assistant to President George W. Bush in the Office of Domestic Policy. In this role, she developed labor, transportation and postal reform policies and advised the president and his staff on related matters. Earlier, Ms. Colucci served as deputy assistant secretary with the U.S. Department of Labor’s Office of Congressional and Intergovernmental Affairs. Her law career includes more than 12 years with the firm of Akin Gump Strauss Hauer & Feld LLP, where she served as senior counsel. She holds a juris doctorate degree from the Georgetown University Law Center.

Board Committees: ▪ Member of Compensation Committee ▪ Member of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: QXO, Inc.

Ms. Colucci brings to the Board:

▪
Significant experience with public policy development, including labor and transportation policy, from over two decades of relevant government and private sector experience; and
▪
Meaningful perspectives on matters of corporate governance and business operations from her tenure leading the premier association of chief executive officers of the world’s most important business enterprises.

Todd Cooper	Director Nominee
Age: 55

Mr. Cooper has served as President, Advanced Technology Solutions of Celestica Inc. (NYSE: CLS) since January 2022, overseeing the strategy and execution of Celestica's aerospace and defense, capital equipment, healthtech, industrial, and smart energy businesses. Previously, Mr. Cooper served as Chief Operating Officer of Celestica from January 2018 to January 2022 and was responsible for driving operational and supply chain excellence, quality and technology innovation throughout the corporation, as well as for the enablement of processes that drive value creation. As part of his role, he also led the operations, supply chain, quality, global business services and information technology teams. Mr. Cooper has over 25 years of experience in operations leadership and advisory roles, including considerable experience in developing and implementing operational strategies to drive large-scale improvements for global organizations. Prior to joining Celestica, Mr. Cooper led supply chain, procurement, logistics, and sustainability value creation efforts at KKR & Co. L.P. (NYSE: KKR), a global investment firm. Prior to that, he served as Vice President of Global Sourcing in Honeywell’s Aerospace Division. Mr. Cooper previously held various management roles at Storage Technology Corporation, McKinsey & Company, and served as a Captain in the U.S. Army. Mr. Cooper holds a Bachelor of Science in Engineering from the U.S. Military Academy at West Point, a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and an MBA from the MIT Sloan School of Management.

Board Committees: None.
Other Public Company Boards: None.

Mr. Cooper brings to the Board:

▪
Extensive experience in operations leadership and advisory roles, including considerable experience in developing and implementing operational strategies to drive large-scale improvements for global organizations; and
▪
Substantial industry expertise resulting from his service at Celestica.

14	© 2025 GXO Logistics, Inc.

Matthew Fassler Age: 54	Director since 2023 Independent Director since 2024

Mr. Fassler has served as a director of the company since October 11, 2023. Mr. Fassler is the Chief Strategy Officer of QXO, Inc. (NYSE: QXO). Previously, Mr. Fassler served as Chief Strategy Officer of XPO, Inc. from 2018 through 2022, overseeing the company’s strategy, capital structure, investor relations and analysis of growth opportunities. Prior to XPO, Mr. Fassler spent more than 20 years at Goldman Sachs in Global Investment Research as a Managing Director and Business Unit Leader for the consumer sector from 2007 through 2018, and Managing Director, Co-Business Unit Leader for the retail sector from 2004 through 2007. Mr. Fassler held various other positions at Goldman Sachs from 1992 through 2004. Mr. Fassler holds a Bachelor of Arts degree from Yale University.

Board Committees: Member of Audit Committee.
Other Public Company Boards: None.

Mr. Fassler brings to the Board:

▪
Extensive knowledge from over two decades of senior executive experience, including his service as a managing director and business unit leader, with responsibility for the broader consumer sector at Goldman Sachs; and
▪
Expertise related to market dynamics in the e-commerce and consumer sectors.

Julio Nemeth	Director Nominee
Age: 64

Mr. Nemeth has served on the Board of Directors of Boston Beer Company Inc.’s (NYSE: SAM), one of the largest and most respected craft brewers in the United States, since January 2020. Mr. Nemeth has served on the Board of Directors of WK Kellogg Co (NYSE: KLG), a cereal manufacturer and distributor, since November 2023. Mr. Nemeth previously served as Chief Product Supply Officer at Procter & Gamble, a consumer goods corporation (NYSE: PG), from May 2019 until his retirement in June 2023. He also served as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. He held numerous senior roles with P&G since 1990, including President, Global Business Services from January 2015 to April 2019 and Senior Vice President, Product Supply, Global Operations from July 2013 to December 2014. Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987. Mr. Nemeth holds a Bachelor of Science in Naval Engineering from Universidad de Buenos Aires in Argentina and a Master of Business Administration from Fundação Getulio Vargas in Brazil.

Board Committees: None.
Other Public Company Boards: Boston Beer Company Inc. and WK Kellogg Co.

Mr. Nemeth brings to the Board:

▪
In-depth knowledge in manufacturing and supply chain, public company leadership, and accounting and financial acumen;
▪
Corporate governance expertise from serving as director of various public companies; and
▪
Substantial industry expertise resulting from his service leading supply chain for a global consumer products company.

15	© 2025 GXO Logistics, Inc.

Jason Papastavrou, Ph.D.	Independent Director since 2021
Age: 62

Dr. Papastavrou has served as a director of the company since August 2, 2021. Dr. Papastavrou also served as a director of XPO from September 2, 2011 to August 2, 2021, when he resigned to join GXO’s Board, and has served as lead independent director of Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) since December 2021 and as director of Chicago Atlantic BDC Inc. (NASDAQ: LIEN) since October 2024. He founded ARIS Capital Management, LLC in 2004 and serves as its chief investment officer. Previously, Dr. Papastavrou was the founder and managing director of the Fund of Hedge Funds Strategies Group of Banc of America Capital Management (BACAP), president of BACAP Alternative Advisors and a senior portfolio manager with Deutsche Asset Management. He was a tenured professor at Purdue University School of Industrial Engineering and holds a doctorate in electrical engineering and computer science from the Massachusetts Institute of Technology. Dr. Papastavrou served on the board of directors of United Rentals, Inc. (NYSE: URI) from April 2005 to May 2020.

Board Committees: ▪ Chair of Compensation Committee ▪ Member of Nominating, Corporate Governance and Sustainability Committee
Other Public Company Boards: Chicago Atlantic Real Estate Finance, Inc. and Chicago Atlantic BDC Inc.

Dr. Papastavrou brings to the Board:

▪
Significant financial and accounting expertise, including prior service on public company audit committees; and
▪
Extensive experience with finance and risk-related matters from holding senior positions at investment management firms.

Torsten Pilz, Ph.D.	Director Nominee
Age: 59

Dr. Pilz has been appointed Group President, Enterprise Supply Chain of 3M Company (NYSE: MMM), an American multinational conglomerate operating in the fields of industry, worker safety, and consumer goods, effective May 2025. Dr. Pilz has served as Senior Vice President and Chief Supply Chain Officer of Honeywell International, Inc. (NASDAQ: HON), an integrated operating company serving a broad range of industries and geographies around the world, from July 2018 through his appointment with 3M Company, overseeing the integrated supply chain of Honeywell, including procurement and driving improvements in plant efficiency and working capital while continuing to enhance quality and delivery. Prior to Honeywell, Dr. Pilz served as Vice President, Supply Chain, for SpaceX, where he was responsible for planning, purchasing, material management and logistics from January 2017 to July 2018. He built and developed a team that supported dozens of launches a year as well as the development and production of the Falcon and Falcon Heavy Rockets, the Dragon Spacecraft and the SpaceX satellite program. Prior to SpaceX, Dr. Pilz served as Vice President, Worldwide Operations, at Amazon.com Inc. (NASDAQ: AMZN) from October 2013 to January 2017. Before that, Dr. Pilz spent eight years at Henkel AG & Co. in a series of roles, culminating in his assignment as Senior Vice President, Global Operations, and Chief Executive Officer, Schwarzkopf & Henkel Production Europe GmbH. He also worked at Strategy& at PWC and Clariant AG. Dr. Pilz holds a Bachelor of Science and Master of Science, followed by a doctorate in chemical engineering from the Karlsruhe Institute of Technology in Germany.

Board Committees: None.
Other Public Company Boards: None.

Dr. Pilz brings to the Board:

▪
Substantial industry expertise resulting from his service at Honeywell, SpaceX and Amazon; and
▪
Significant exposure to multinational corporate environments, including experience across the principal European markets where the company operates.

16	© 2025 GXO Logistics, Inc.

Laura Wilkin	Director Nominee
Age: 60

Ms. Wilkin is the founder and Chief Executive Officer of Excelerate Supply Chain Advisory Services since January 2025 and serves on the advisory board of Vorto, a private-equity-backed, AI-enabled transportation platform, since December 2024. With more than 30 years of executive and management consulting experience in omnichannel retail and e-commerce, Ms. Wilkin has developed deep expertise in supply chain, operations, technology and industrial real estate. Ms. Wilkin currently serves as co-chair of the retail, consumer, hospitality and transportation committee of WomenExecs on Boards, a Harvard affiliated non-profit. She previously served on the board of directors of Industrial Logistics Properties Trust (NASDAQ: ILPT), a publicly traded REIT, from February 2020 to September 2020, and the board of directors and sourcing committee of Second Harvest Food Bank of Orange County. Most recently Ms. Wilkin served as Vice President Global Supply Chain and Industrial Real Estate at Amazon.com Inc. (NASDAQ: AMZN), from September 2020 to March 2023, where she helped the company double its global fulfillment network to accommodate massive COVID-19-driven growth. Prior to Amazon, she served as Chief Supply Chain Officer at Petco Health and Wellness Company Inc (NASDAQ: WOOF) from 2018 to 2019 and she held various leadership roles at Walmart Inc. (NYSE: WMT) from 2010 to 2017, including as Sr. Vice President of Logistics. In these roles she gained significant experience leading strategy and transformational initiatives, managing multi-billion dollar P&Ls, overseeing a global real estate portfolio and leading large, global teams in both union and non-union environments. Ms. Wilkin holds a Bachelor of Science in decision science from Indiana University’s Kelley School of Business. She is certified as a Qualified Risk Director® by the Directors and Chief Risk Officers Institute.

Board Committees: None.
Other Public Company Boards: None.

Ms. Wilkin brings to the Board:

▪
Extensive executive and management consulting experience with a deep expertise in supply chain, operations, technology and industrial real estate; and
▪
Substantial industry experience in logistics, retail and e-commerce in global corporate environments, including experience at Walmart and Amazon.

Kyle Wismans	Director Nominee
Age: 41

Mr. Wismans has served as Chief Financial Officer of XPO, Inc.’s (NYSE: XPO) since August 2023. Previously, he served as senior vice president, revenue management and finance of XPO from March 2023 to August 2023, and additionally held the role of XPO's senior vice president, financial planning and analysis from September 2019 to March 2023. Mr. Wismans has held numerous senior financial positions during his 19-year career with global public companies. Prior to XPO, he was an executive with General Electric Company (NYSE: GE) and Baker Hughes Co (NASDAQ: BKR), holding leadership positions as head of global financial planning and analysis for two divisions and chief financial officer for a global GE business. He also held senior roles on GE’s global audit staff. Mr. Wismans holds a degree in business administration from the University of Michigan, Stephen M. Ross School of Business.

Board Committees: None.
Other Public Company Boards: None.

Mr. Wismans brings to the Board:

▪
Senior financial leadership experience gained through his roles with XPO, GE and Baker Hughes; and
▪
Financial expertise related to his qualifications as an “audit committee financial expert” under SEC regulations.

17	© 2025 GXO Logistics, Inc.

SUMMARY OF QUALIFICATIONS AND EXPERIENCE OF DIRECTORS AND DIRECTOR NOMINEES

	Brad Jacobs	Marlene Colucci	Todd Cooper	Matthew Fassler	Julio Nemeth	Jason Papastavrou, Ph.D.	Torsten Pilz, Ph.D.	Laura Wilkin	Kyle Wismans
BUSINESS OPERATIONS experience provides a practical understanding of developing, implementing and assessing our operating plan and business strategy.
CORPORATE GOVERNANCE experience bolsters Board and management accountability, transparency and a focus on stockholder interests.
CUSTOMER SERVICE experience brings an important perspective to our Board, given the importance of customer retention to our business model.
ENVIRONMENTAL SUSTAINABILITY AND CORPORATE RESPONSIBILITY experience allows our Board’s oversight to guide our long-term value creation for stockholders in a way that is sustainable.
EFFECTIVE CAPITAL ALLOCATION experience is crucial to our Board’s evaluation of our financial statements and capital structure.
CRITICAL ANALYSIS OF CORPORATE FINANCIAL STATEMENTS AND CAPITAL STRUCTURES experience assists our directors in overseeing our financial reporting and internal controls.
HUMAN RESOURCE MANAGEMENT experience allows our Board to further our goals of making GXO an inclusive workplace and aligning human resources objectives with our strategic and operational priorities.
MULTINATIONAL CORPORATE MANAGEMENT experience informs the Board’s strategic thinking, given the global nature of our business.
SALES AND MARKETING experience helps our Board assist with our business strategy and with developing new services and operations.
MERGERS AND ACQUISITIONS, INTEGRATION AND OPTIMIZATION experience helps our company identify the optimal strategic opportunities for profitable growth and realize synergies.
LOGISTICS INDUSTRY experience is important in understanding our competitive environment and market positioning.
RISK MANAGEMENT experience is critical to our Board’s role in overseeing the risks facing our company, including mitigation measures.
TALENT MANAGEMENT AND ENGAGEMENT experience helps our company attract, motivate and retain top candidates for leadership roles and innovation teams.
TECHNOLOGY AND INFORMATION SYSTEMS experience provides valuable insights as we continually seek to enhance customer outcomes and internal operations.

18	© 2025 GXO Logistics, Inc.

ROLE OF THE BOARD AND BOARD LEADERSHIP STRUCTURE

Our business and affairs are managed under the direction of our Board, which is our company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s primary responsibility is to seek to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, monitors the performance of our company and management and provides advice and counsel to management. In fulfilling the Board’s responsibilities, our directors have full access to our management, internal and external auditors and outside advisors.

Furthermore, our Board is committed to independent Board oversight. Our current Board leadership structure includes a non-executive chairman as well as a vice chair and a lead independent director. The position of non-executive chairman of the Board is currently held by Mr. Jacobs.

To further strengthen its independent decision-making, our Board has approved a set of Corporate Governance Guidelines (the “Guidelines”), which provide for an independent vice chair position as part of its ongoing commitment to strong corporate governance. The position of vice chair is defined as an independent director with authorities and duties that include: (i) presiding at meetings of the Board where the chairman and lead independent director are not present; (ii) assisting the chairman, when appropriate, in carrying out his duties; and (iii) such other duties, responsibilities and assistance as the Board or the chairman may determine. The vice chair is also available to meet with significant stockholders as required. Ms. Colucci was appointed to serve as vice chair on August 2, 2021. On April 17, 2025, the Board approved the termination of the vice chair position of the Board, effective as of the date of the Annual Meeting.

In addition, the Board has provided that the independent directors may appoint a lead independent director who presides over executive sessions of the independent directors and serves a term of at least one year. The position of lead independent director has been structured to serve as an effective balance to the chairman and to include, among other duties: (i) presiding at all meetings of the Board of Directors at which the chairman is not present; (ii) presiding at all executive sessions of the independent directors, which must take place at least once a year without members of management present; and (iii) calling additional meetings of the independent directors as necessary. The lead independent director also serves as a liaison between the chairman and the independent directors. On August 2, 2021, the independent directors appointed Mr. Shaffer to serve as lead independent director. It is expected that, following the Annual Meeting, Ms. Colucci will serve as lead independent director.

Further information regarding the positions of lead independent director and vice chair is set forth in the Guidelines. The Guidelines are available on the company’s corporate website at www.gxo.com under the Investors tab.

Our Board held eleven meetings during 2024. Each person currently serving as a director attended over 80% of the Board meetings as well as over 90% of the meetings of the committee(s) on which he or she served.

Our directors are expected to attend our annual meetings. Any director who is unable to attend is expected to notify the chairman of the Board in advance of the meeting date. All directors attended the 2024 Annual Meeting of Stockholders.

BOARD RISK OVERSIGHT

Our Board provides overall risk oversight, with a focus on the most significant risks facing our company. In addition, the Board is responsible for ensuring that appropriate crisis management and business continuity plans are in place. The management of risks to our business and the execution of contingency plans are primarily the responsibilities of our senior management team.

Our Board and senior management team regularly discuss the company’s business strategy, operations, policies, controls, prospects and current and potential risks. These discussions include approaches for assessing, monitoring, mitigating and controlling risk exposure. The Board has delegated responsibility for the oversight of specific risks to standing committees as follows:

■	Audit Committee. The Audit Committee oversees the process by which our exposure to risk is assessed and managed by management. In that role, the Audit Committee discusses major financial risk exposures with our management and discusses the steps that management has taken to monitor and control these exposures. Additionally, the Audit Committee is responsible for reviewing risks arising from related party transactions involving our company and for overseeing our companywide Code of Business Ethics and overall compliance with legal and regulatory requirements.
■	Compensation Committee. The Compensation Committee monitors the risks associated with our compensation philosophy and programs. The Compensation Committee ensures that the company’s compensation structure strikes an appropriate balance between motivating our senior executives to deliver long-term results for the company’s stockholders and holding our senior leadership team accountable.
■	Nominating, Corporate Governance and Sustainability Committee. The Nominating, Corporate Governance and Sustainability Committee oversees risks related to our governance structure and processes as well as risks associated with the company’s corporate sustainability practices and reporting.

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In addition, the Board periodically holds special sessions to evaluate topical trends identified as significant risks or items of strategic interest, such as human resources management, information technology and cybersecurity. The Board is committed to ensuring that our company has the resources and infrastructure necessary to appropriately address all significant risks. Further details about Board oversight are described in the “Board Oversight of Human Resource Management,” “Board Oversight of ESG Matters,” and “Board Oversight of Information Technology and Cybersecurity Risk Management” sections of this Proxy Statement.

COMMITTEES OF THE BOARD AND COMMITTEE MEMBERSHIP

Our Board of Directors has established four separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, the Nominating, Corporate Governance and Sustainability Committee and the Operational Excellence Committee, which will be effective as of the date of the Annual Meeting. Each of these committees has a written charter that complies with applicable SEC rules and with the NYSE Listed Company Manual. These charters are available at www.gxo.com. You may obtain a printed copy of any of these charters, without charge, by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

The Audit Committee, the Compensation Committee and the Nominating, Corporate Governance and Sustainability Committee are composed entirely of independent directors within all applicable standards, as discussed below. Our Board’s general policy is to review and approve committee assignments annually. After consulting with our Board chairman and considering member qualifications, the Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all committee assignments, including the roles of each committee chair. Each committee is authorized to retain, in its sole authority, its own outside counsel and other advisors at the company’s expense as it desires. Also, each committee may form and delegate authority to subcommittees when appropriate. Our Board may eliminate or create additional committees as it deems appropriate. All directors are invited to attend committee meetings even if they are not a member of the committee. As such, in April 2025, the Board established the Operational Excellence Committee, focused on overseeing the company’s operational strategy and progress, effective as of the date of the Annual Meeting.

The following table sets forth the membership of each of our Board committees as of the Record Date. Mr. Jacobs and Mr. Wilson do not serve on any Board committees.

Name	Audit Committee	Compensation Committee	Nominating, Corporate Governance and Sustainability Committee
Gena Ashe	✓
Clare Chatfield	✓
Marlene Colucci		✓	✓
Matthew Fassler	✓
Joli Gross		✓	C
Jason Papastavrou, Ph.D.		C	✓
Oren Shaffer*	C

C = Committee chair	✓ = Committee member	* = Audit Committee Financial Expert

A brief summary of the committees’ responsibilities follows:

Audit Committee. Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to assist our Board in fulfilling its responsibilities in a number of areas, including, without limitation, oversight of: (i) our accounting and financial reporting processes, including our systems of internal controls and disclosure controls, (ii) the integrity of our financial statements, (iii) our compliance with legal and regulatory requirements, (iv) the qualifications and independence of our independent registered public accounting firm, (v) the performance of our independent registered public accounting firm and internal audit function and (vi) related party transactions. Each member of the Audit Committee satisfies all applicable independence standards, has not participated in the preparation of our financial statements at any time during the past three years and is able to read and understand fundamental financial statements. During 2024, the Audit Committee was comprised of the following four directors: Mr. Shaffer (chair), Ms. Ashe, Ms. Chatfield and Mr. Fassler (appointed in October 2024). It is expected that, following the Annual Meeting, the members of the Audit Committee will be Mr. Wismans (chair), Mr. Cooper, Mr. Fassler, and Dr. Papastavrou. During 2024, the Audit Committee met seven times. Our Board has determined that Mr. Shaffer qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act. It is expected that, following the Annual Meeting, Mr. Wismans will serve as our “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Exchange Act.

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Compensation Committee. The primary responsibilities of the Compensation Committee are, among other things: (i) to oversee the administration of our compensation programs, (ii) to review and approve the compensation of our executive management, (iii) to review company contributions to qualified and non-qualified plans, (iv) to prepare any report on executive compensation required by SEC rules and regulations and (v) to retain independent compensation consultants and oversee the work of such consultants. During 2024, the Compensation Committee was comprised of the following three directors: Dr. Papastavrou (chair), Ms. Colucci and Ms. Gross. It is expected that, following the Annual Meeting, the members of the Compensation Committee will be Mr. Cooper (chair), Ms. Colucci, and Ms. Wilkin. During 2024, the Compensation Committee met seven times and, in addition, acted once via unanimous written consent.

Nominating, Corporate Governance and Sustainability Committee. The primary responsibilities of the Nominating, Corporate Governance and Sustainability Committee are, among other things: (i) to identify individuals qualified to become Board members and recommend that our Board select such individuals to be presented for stockholder consideration at the annual meeting or to be appointed by the Board to fill a vacancy, (ii) to make recommendations to the Board concerning committee appointments, (iii) to develop, recommend to the Board and annually review the Guidelines and oversee corporate governance matters, (iv) to support the Board in its oversight of our company’s purpose-driven sustainability strategies, performance and external disclosures, including ESG matters and related stakeholder engagement, and (v) to oversee an annual evaluation of our Board and its committees. During 2024, the Nominating, Corporate Governance and Sustainability Committee was comprised of the following three directors: Ms. Gross (chair), Ms. Colucci and Dr. Papastavrou. It is expected that, following the Annual Meeting, the members of the Nominating, Corporate Governance and Sustainability Committee will be Mr. Nemeth (chair), Ms. Colucci, and Dr. Papastavrou. The Nominating, Corporate Governance and Sustainability Committee met four times during 2024.

Operational Excellence Committee. On April 17, 2025, the Board established the Operational Excellence Committee as a standing committee of the Board, effective as of the date of the Annual Meeting. The primary responsibilities of the Operational Excellence Committee will be to review the company’s strategies and objectives with respect to operational excellence, including financial and operational performance, and continuous improvement of service quality, efficiency, cost control, safety and technological innovation. The Operational Excellence Committee will also review, with management, the reports and key performance indicators relating to our company’s progress with operational excellence and achievement against the company’s strategic expectations and objectives. It is expected that, following the Annual Meeting, the members of the Operational Excellence Committee will be Dr. Pilz (Chair), Mr. Cooper, Mr. Nemeth and Ms. Wilkin.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of each person who served as a non-employee director of our company during 2024.

2024 Director Compensation Table

	Fees Earned	Stock
Name	in Cash(1)	Awards(2)	Total
Brad Jacobs(3)	$80,000	$269,294	$349,294
Marlene Colucci(4)	$105,000	$269,294	$374,294
Oren Shaffer(5)	$130,000	$269,294	$399,294
Gena Ashe(6)	$80,000	$269,294	$349,294
Clare Chatfield(7)	$80,000	$269,294	$349,294
Matthew Fassler(8)	$77,826	$269,294	$347,120
Joli Gross(9)	$100,000	$269,294	$369,294
Jason Papastavrou Ph.D.(10)	$100,000	$269,294	$369,294
(1)	The amounts reflected in this column represent the fees earned by the directors for their service during 2024. Because the fees are paid in arrears and fourth quarter payments are received during the following calendar year, fees earned more accurately represent the compensation received by our directors.
(2)	The amounts reflected in this column represent the grant date fair value of the awards made in 2024 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 “Compensation—Stock Compensation” (“ASC 718”). For further discussion of the assumptions used in the calculation of the grant date fair value, please see “Notes to Consolidated Financial Statements—Note 13. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(3)	As of December 31, 2024, Mr. Jacobs held 4,899 RSUs. As of the Record Date, Mr. Jacobs beneficially owned a total of 1,697,045 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

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(4)	As of December 31, 2024, Ms. Colucci held 4,899 RSUs. As of the Record Date, Ms. Colucci beneficially owned a total of 19,279 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(5)	As of December 31, 2024, Mr. Shaffer held 4,899 RSUs. As of the Record Date, Mr. Shaffer beneficially owned a total of 102,858 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(6)	As of December 31, 2024, Ms. Ashe held 4,899 RSUs. As of the Record Date, Ms. Ashe beneficially owned a total of 8,763 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(7)	As of December 31, 2024, Ms. Chatfield held 4,899 RSUs. As of the Record Date, Ms. Chatfield beneficially owned a total of 8,928 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(8)	As of December 31, 2024, Mr. Fassler held 4,899 RSUs. As of the Record Date, Mr. Fassler beneficially owned a total of 2,165 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(9)	As of December 31, 2024, Ms. Gross held 4,899 RSUs. As of the Record Date, Ms. Gross beneficially owned a total of 9,467 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”
(10)	As of December 31, 2024, Dr. Papastavrou held 4,899 RSUs. As of the Record Date, Dr. Papastavrou beneficially owned a total of 239,288 shares of our common stock as disclosed in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.”

The compensation of our directors is subject to approval by our Board and is based, in part, on the recommendation of the Compensation Committee. Our compensation consultants reviewed and provided recommendations regarding our non-management director compensation program including cash and equity compensation. Directors who are employees of our company do not receive additional compensation for service as members of either our Board or its committees. For service during calendar year 2024, our non-employee directors received an annual cash retainer of $80,000, payable quarterly in arrears, and time-based RSUs (“Time-Based RSUs”) with a grant date fair value of $269,294, which includes $190,000 representing the annual equity retainer. In December 2023, upon the recommendation of the compensation consultant, the Board amended the non-employee director compensation program changing the annual grant date of the Time-Based RSUs from the first business day of the calendar year to the date of the annual meeting of stockholders. During 2024, grants of Time-Based RSUs were made on January 2, 2024, which was the first business day of the calendar year (the “January RSU Grant”), and May 21, 2024, which was the date of the 2024 Annual Meeting of Stockholders (the “May RSU Grant”). The number of units for the one-time January RSU Grant was determined by dividing $79,167, which represented 5/12 of the regular annual equity grant, by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the date of the January RSU Grant. The number of units for the annual May RSU Grant was determined by dividing $190,000 by the average of the closing prices of the company’s common stock on the ten trading days immediately preceding the date of the May RSU Grant. The vice chair of the Board received an additional $25,000 annual cash retainer, payable quarterly in arrears. The lead independent director also received an additional $25,000 annual cash retainer, payable quarterly in arrears. The chairs of our Audit Committee, our Compensation Committee and our Nominating, Corporate Governance and Sustainability Committee each received an additional cash retainer of $25,000, $20,000 and $20,000, respectively, payable quarterly in arrears. As of the first quarter of 2025, the non-executive chairman will receive an additional (i) $100,000 annual cash retainer, payable quarterly in arrears and (ii) $50,000 worth of Time-Based RSUs as determined by dividing $50,000 by the average of the closing prices of the company's common stock on the ten trading days immediately preceding the annual grant date. Effective May 13, 2025, the chair of our Operational Excellence Committee will receive an additional cash retainer of $20,000, payable quarterly in arrears.

No other fees are paid to our directors for their attendance at or participation in meetings of our Board or its committees. We reimburse our directors for expenses incurred in the performance of their duties, including reimbursement for air travel and hotel expenses. In 2022, our Board adopted a stock ownership policy establishing guidelines and stock retention requirements that apply to our non-employee directors and executive officers. Non-employee directors are subject to a stock ownership guideline of six (6) times the annual cash retainer. To determine compliance with these guidelines, generally, common stock held directly or indirectly and unvested restricted stock units subject solely to time-based vesting count toward meeting the stock ownership guidelines. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have settled or have been exercised, as applicable. Until the guidelines are met, 70% of shares received upon settlement of equity-based awards are required to be retained by the director. Under the policy, a newly appointed director is required to reach the required ownership level no later than five years from the date of his or her appointment. As of the date of this proxy, all of our non-employee directors were in compliance with our stock ownership policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2024 the Compensation Committee was comprised of the following three directors: Dr. Papastavrou (chair), Ms. Colucci and Ms. Gross. None of the members of our Compensation Committee has been an officer or employee of our company. During 2024, there were no material transactions between the company and the members of the

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Compensation Committee and none of our executive officers served on any Compensation Committee or board of directors of any entity that has one or more executive officers serving on our Compensation Committee or on our Board.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS ETHICS

Our Board of Directors is committed to sound corporate governance principles and practices. Our Board adopted Corporate Governance Guidelines on August 2, 2021.

The Guidelines serve as a framework within which our Board conducts its operations. Among other things, the Guidelines include criteria for determining the qualifications and independence of the members of our Board, requirements for the standing committees of our Board, responsibilities for members of our Board and requirements to conduct an annual evaluation of the effectiveness of our Board and its committees. The Nominating, Corporate Governance and Sustainability Committee is responsible for reviewing the Guidelines annually, or more frequently as appropriate, and recommending appropriate changes to our Board in light of applicable laws and regulations, the governance standards identified by leading governance authorities and our company’s evolving needs.

We have a Code of Business Ethics (the “Code”) that applies to our directors and executive officers. The Code is designed to deter wrongdoing, promote the honest and ethical conduct of all employees and promote compliance with applicable governmental laws, rules and regulations, as well as provide clear channels for reporting concerns. The Code constitutes a “code of ethics” as defined in Item 406(b) of Regulation S-K. We intend to satisfy the disclosure requirements under applicable SEC rules relating to amendments to the Code or waivers of any provision of the Code as applicable to our principal executive officer, our principal financial officer and our principal accounting officer by posting such disclosures on our website pursuant to SEC rules.

The Guidelines and our Code are available at https://ethics.gxo.com/. In addition, you may obtain a printed copy of these documents, without charge, by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

INSIDER TRADING POLICIES AND PROCEDURES

GXO has an insider trading policy, which governs the purchase, sale, and other dispositions of our securities by our directors, officers and key employees, and is designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards. This policy prohibits purchasing or selling our securities when any of these individuals are in possession of material non-public information about GXO. The policy also provides for “black-out periods” during each quarter in which certain individuals are prohibited from purchasing or selling our securities, as well as pre-clearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions. A copy of the insider trading policy is filed as an exhibit to our 2024 Annual Report on Form 10-K.

DIRECTOR INDEPENDENCE

Under the Guidelines, our Board is responsible for making independence determinations annually with the assistance of the Nominating, Corporate Governance and Sustainability Committee. Such independence determinations are made by reference to the independence standard under the Guidelines and the definition of “independent director” under Section 303A.02 of the NYSE Listed Company Manual. Our Board has affirmatively determined that each director and each director nominee, except for Mr. Wilson, our chief executive officer, satisfies the independence standards under the Guidelines and the NYSE Listed Company Manual.

In addition to the independence standards provided in the Guidelines, our Board has determined that each director who served on our Audit Committee during 2024 and will serve on our Audit Committee following the Annual Meeting satisfies the standards for independence of Audit Committee members established by the SEC: that is, the director may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from our company other than his or her director compensation or (ii) be an affiliated person of our company or any of its subsidiaries. Our Board has also determined that each director who served on our Compensation Committee during 2024 and will serve on our Compensation Committee following the Annual Meeting satisfies the NYSE standards for independence of Compensation Committee members, which became effective on July 1, 2013. Additionally, our Board has determined that each director who served on our Nominating, Corporate Governance and Sustainability Committee during 2024 and will serve on our Nominating, Corporate Governance and Sustainability Committee following the Annual Meeting satisfies the NYSE standards for independence. In making the independence determinations for each director and director nominee, our Board and the Nominating, Corporate Governance and Sustainability Committee analyzed certain relationships of the directors and director nominees that were not required to be disclosed pursuant to Item 404(a) of Regulation S-K. For Messrs. Jacobs, Wismans and Pilz and Ms. Gross, those relationships included ordinary course commercial transactions between our company and the entities for which these persons serve as an executive.

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DIRECTOR SELECTION PROCESS

The Nominating, Corporate Governance and Sustainability Committee is responsible for recommending to our Board all nominees for election to the Board, including nominees for re-election to the Board, in each case, after consultation with the chairman of the Board and in accordance with our company’s contractual obligations. Subject to the foregoing, in considering new nominees for election to our Board, the Nominating, Corporate Governance and Sustainability Committee considers, among other things, board experience; financial expertise; wisdom; integrity; an ability to make independent analytical inquiries; an understanding of our company’s business environment; relevant knowledge and experience in such areas as technology, marketing and other disciplines relevant to our company’s businesses; the nominee’s ownership interest in our company; and a willingness and ability to devote adequate time to Board duties, all in the context of the needs of the Board at that point in time and with the objective of ensuring a variety of backgrounds, experiences and viewpoints among Board members. Our Board aims to create a team of highly skilled directors who provide our global company with thoughtful board oversight.

The Nominating, Corporate Governance and Sustainability Committee may identify potential nominees for election to our Board from a variety of sources, including recommendations from current directors or management and recommendations from our stockholders or any other source the committee deems appropriate, including a third-party consulting firm engaged to assist in identifying independent director candidates.

Our Board will consider nominees submitted by our stockholders, subject to the same criteria that are brought to bear when it considers nominees referred by other sources. Our stockholders can nominate candidates for election as directors by following the procedures set forth in our bylaws, which are summarized below. We did not receive any director nominees from our stockholders for the Annual Meeting.

Our bylaws require that a stockholder who wishes to nominate an individual for election as a director at our annual meeting must give us advance written notice. The notice must be delivered to or mailed and received by the secretary of our company not less than 90 days, and not more than 120 days, prior to the first anniversary of the preceding year’s annual meeting. As more specifically provided in our bylaws, any nomination must include: (i) the nominator’s name and address and the number of shares of each class of our capital stock that the nominator owns, (ii) the name and address of any person with whom the nominator is acting in concert and the number of shares of each class of our capital stock that any such person owns, (iii) the information with respect to each proposed director nominee that would be required to be provided in a proxy statement prepared in accordance with applicable SEC rules and (iv) the consent of the proposed candidate to serve as a member of our Board.

Any stockholder who wishes to nominate a director candidate must follow the specific requirements set forth in our bylaws, a copy of which may be obtained by sending a request to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

BOARD OVERSIGHT OF HUMAN RESOURCE MANAGEMENT

Our success relies in large part on our robust governance structure and Code of Business Ethics, our corporate citizenship and engaged employees who embrace our values. As a customer-centric company with a strong service culture, we constantly work to maintain and improve our position as an employer of choice. This requires an unwavering commitment to workplace inclusion and safety as well as competitive total compensation that meets the needs of our employees and their families.

Our management team and Board work together in a transparent manner, allowing for open communication, including with respect to human resources-related matters. Our directors have access to information about our human resources operations and plans, our chief human resources officer is invited to speak regularly at meetings of our Board, our Compensation Committee reviews broad-based employee compensation and benefits information and warehouse employees are invited to meet directly with the Board. Our directors also have opportunities to attend and participate in quarterly operating review meetings with business unit management and conduct visits to operational sites.

Under the leadership of our Board in 2024, we made significant investments in the safety, wellbeing and satisfaction of our employees in numerous areas, including: diversity, inclusion and belonging; health and safety; talent development and engagement; and total rewards.

Diversity, Inclusion and Belonging

We take pride in having an inclusive workplace that encourages a diversity of backgrounds and perspectives and mandates fair treatment for all individuals. These attributes of our culture make us a stronger organization and a better partner to all GXO stakeholders. We welcome employees of every gender identity, sexual orientation, race, ethnicity, national origin, religion, life experience, veteran status and disability.

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Health and Safety

Our employees’ safety is always our foremost priority, and we have numerous protocols in place to ensure a safe workplace. We aim to maintain an Occupational Safety and Health Administration recordable incident rate that is less than half the published rate for the General Warehousing and Storage sector, based on the “Industry Injury and Illness Data” of the U.S. Bureau of Labor Statistics.

Talent Development and Engagement

Our employees are critically important to our ability to provide best-in-class service. We ask our employees for feedback through engagement surveys, roundtables and town halls and we use periodic engagement surveys to gauge our progress and assess satisfaction. In this way, our employees help drive the continuous improvement of our business. We seek to identify top talent in all aspects of the recruitment process and we emphasize training and development.

We tailor our recruitment efforts by geography and job function using an array of channels to ensure a diverse candidate pool. Our talent development infrastructure provides resources to employees who aspire to grow throughout their career, such as tailored skills development, training and mentoring. In addition, we maintain a robust pipeline of future operations leaders by using structured sponsorships and additional learning techniques to develop internal candidates who demonstrate high potential in supervisory roles into site leader positions. Our programs also serve to retain top talent by defining personalized development paths and attract new talent by differentiating GXO as an employer of choice.

Expansive Total Rewards

We offer competitive wages and a comprehensive suite of benefits to all employees to maintain our positioning as an employer of choice in the talent marketplace. A number of the benefits we offer were introduced in response to employee feedback—in the U.S., examples include our pregnancy care policy, family bonding policy, tuition reimbursement program for continuing education and benefits such as diabetes management, supplemental insurance and short-term loans. In Europe, the benefits offered vary by country and are tailored to the needs of the local markets. Examples include comprehensive healthcare and risk insurance, employee assistance programs covering mental, physical and financial well-being, pension plans, profit sharing and local and global bonuses structured to offer competitive pay in each country.

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Our 2024 Impact Report will provide additional details of our global progress in these key areas.

BOARD OVERSIGHT OF ESG MATTERS

We are focused on promoting sustainability in our operations for three key reasons: First, it is the right thing to do. Second, it reduces our costs in the short and long term while increasing the resilience of our operations into the future. And third, it is vitally important to our customers. We expect to publish our 2024 Impact Report soon, highlighting our initiatives in the following areas:

Environmental	Social	Governance

We see our business as uniquely suited to support the global transition to a circular economy that focuses on reducing waste and keeping products and materials in circulation as long as possible. We work with our customers to develop innovative, sustainable solutions that help them better serve their customers and achieve their own environmental goals while dramatically decreasing costs. Often, the positive results of these efforts are not reflected in our own environmental footprint. We understand that efficiencies in delivering products to consumers, including product returns, can reduce overall carbon footprints as well as decrease the need for excess manufacturing and avoid waste.

In addition to helping our customers succeed, we have set our own bold environmental sustainability targets and are on track to meet or exceed them.

We are building a workplace that cares for and develops our team members while we seek new ways to strengthen the communities in which we live and work.

With more than 150,000 team members in operations worldwide, we strive to be an employer of choice. We recognize the amazing potential we have to create new opportunities, not only for our customers, but also for our teams and communities. We seek to create a positive work environment through ensuring the safety of our gamechangers, cultivating a culture of inclusion and belonging, providing opportunities for growth, providing competitive benefits, using innovation to make our gamechangers more efficient in what they do and supporting the causes that matter to their local communities. These efforts result in happier, more engaged team members and satisfied customers.

Throughout our organization and across more than 1,000 facilities around the world, our values and our commitment to ESG guide the decisions we make. Doing business the right way supports our efforts to be an employer of choice as well as a business partner of choice, with our strong governance practices enabling customers to comfortably entrust us with their critical supply chain operations.

We publish our Impact Report annually with details on our progress in the areas of environmental sustainability, social initiatives and governance performance. Our 2024 Impact Report will be available at https://www.gxo.com/esg/. Members of our Board review the contents of the Impact Report and provided feedback to the company. In addition, our Nominating, Corporate Governance and Sustainability Committee meet with our Chief Compliance and ESG Officer to review and approve the Impact Report.

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BOARD OVERSIGHT OF INFORMATION TECHNOLOGY AND CYBERSECURITY RISK MANAGEMENT

Our Board maintains direct oversight over information technology and cybersecurity risk. The Board both receives and provides feedback on regular updates from management regarding information technology and cybersecurity governance processes, policies and business continuity plans, the status of projects to strengthen internal cybersecurity and the results of security breach simulations. The Board also discusses relevant incidents in the industry and the emerging threat landscape.

We have a robust IT security team, managed by our chief information security officer. This team continuously reviews relevant legislative, regulatory and technical developments and enhances our information security capabilities to protect against potential threats. We are continually improving our detection and recovery processes and have rolled out an IT security training program that all employees are required to complete at regular intervals. We also obtained an information security risk insurance policy. For additional information about the company’s cybersecurity strategy and initiatives, see Part 1, Item 1C of the company’s Annual Report on Form 10-K for the year ended December 31, 2024.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other parties interested in communicating with our Board, any Board committee, any individual director, including our lead independent director, or any group of directors (such as our independent directors) should send written correspondence to: Board of Directors, c/o Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831. Please note that we will not forward communications to the Board that qualify as spam, junk mail, mass mailings, resumes or other forms of job inquiries, surveys, business solicitations or advertisements.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Stockholder proposals intended to be presented at our 2026 Annual Meeting of Stockholders must be received by our Secretary no later than December 18, 2025, to be considered for inclusion in our proxy materials, pursuant to Rule 14a-8 under the Exchange Act.

As more specifically provided for in our bylaws, no business may be brought before an annual meeting of our stockholders unless it is specified in the notice of the annual meeting or is otherwise brought before the annual meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote and who has delivered proper notice to us not less than 90 days, and not more than 120 days, prior to the earlier of the date of the annual meeting and the first anniversary of the preceding year’s annual meeting. For example, assuming that our 2026 Annual Meeting is held on or after May 13, 2026, any stockholder proposal to be considered at the 2026 Annual Meeting of Stockholders, including nominations of persons for election to our Board, must be properly submitted to us not earlier than January 13, 2026, or later than February 12, 2026.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees at the 2026 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 14, 2026.

Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request sent to: Secretary, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under its written charter, the Audit Committee of our Board of Directors is responsible for reviewing and approving or ratifying any transaction between our company and a related party (as defined in Item 404 of Regulation S-K) that is required to be disclosed under the rules and regulations of the SEC. Our management is responsible for bringing any such transaction to the attention of the Audit Committee. In approving or rejecting any such transaction, the Audit Committee considers the relevant facts and circumstances, including the material terms of the transaction, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.

Since January 1, 2024, we have not been a participant in any transaction or series of similar transactions in which the amount exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock or any member of the immediate family of the foregoing had or will have a material interest.

28	© 2025 GXO Logistics, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our voting securities as of the Record Date by: (i) each person who is known by us, based solely on a review of public filings, to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each director, (iii) each director nominee, (iv) each NEO, and (v) all executive officers and directors as a group. None of the foregoing persons beneficially owned any shares of equity securities of our subsidiaries as of the Record Date.

Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has or shares either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by any of a number of means, including upon the exercise of options or warrants or the conversion of convertible securities. A beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held solely by the beneficial owner and that are exercisable or convertible within 60 days have been exercised or converted. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all voting securities shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table below is GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831.

	Beneficially Owned		Outstanding(1)
	Shares of		Percentage of
Name of Beneficial Owner	Common Stock		Common Stock
Beneficial Ownership of 5% or more:
Orbis Investment Management Limited(2)
Orbis House, 25 Front Street
Hamilton Bermuda HM11	12,654,819		10.8%
The Vanguard Group(3)
100 Vanguard Blvd.
Malvern, PA 19355	11,145,865		9.5%
BlackRock, Inc.(4)
55 East 52nd Street
New York, NY 10055	10,601,704		9.1%
Directors and Director Nominees:
Brad Jacobs	1,700,662	(5)	1.5%
Marlene Colucci	22,896	(6)	*
Oren Shaffer	106,475	(7)	*
Gena Ashe	12,380	(8)	*
Clare Chatfield	12,545	(9)	*
Todd Cooper#	—		*
Matthew Fassler	5,782	(10)	*
Joli Gross	13,084	(11)	*
Julio Nemeth#	—		*
Jason Papastavrou, Ph.D.	242,905	(12)	*
Torsten Pilz, Ph.D.#	—		*
Laura Wilkin#	—		*
Kyle Wismans#	5,618		*
NEOs:
Malcolm Wilson+	231,158	(13)	*
Baris Oran	175,526	(14)	*
Richard Cawston	140,238	(15)	*
Karlis Kirsis	60,753	(16)	*
Corinna Refsgaard	2,675	(17)	*
Current Directors and Executive Officers as a Group (13 People)	2,727,079	(18)	2.3%
*	Less than 1%
+	Director and Executive Officer
#	Director Nominee

29	© 2025 GXO Logistics, Inc.

(1)	For purposes of this column, the number of shares of common stock outstanding reflects the sum of: (i) 117,063,470 shares of our common stock that were outstanding as of the Record Date, (ii) the number of RSUs held, if any, that are or will become vested within 60 days of the Record Date and (iii) the number of shares of common stock underlying stock options that are or will become vested within 60 days of the Record Date.
(2)	Based on Schedule 13G/A filed on February 14, 2025, by Orbis Investment Management Limited (“OIML”), Orbis Investment Management (U.S.), L.P. (“OIMUS”) and Allan Gray Australia Pty Ltd (“AGAPL”), which reported that, as of December 31, 2024, OIML beneficially owned 12,385,208 shares of GXO common stock, OIMUS beneficially owned 265,900 shares of GXO common stock, and AGAPL beneficially owned 3,311 shares of GXO common stock. The group has sole voting and sole dispositive power over such shares of GXO common stock.
(3)	Based on Schedule 13G/A filed on February 13, 2024, by The Vanguard Group, which reported that, as of December 29, 2023, The Vanguard Group beneficially owned 11,145,865 shares of GXO common stock with shared voting power over 42,782 shares of GXO common stock, sole dispositive power over 10,976,130 shares of GXO common stock and shared dispositive power over 169,735 shares of GXO common stock.
(4)	Based on Schedule 13G filed on January 25, 2024, by BlackRock, Inc., which reported that, as of December 31, 2023, BlackRock, Inc. beneficially owned 10,601,704 shares of GXO common stock, with sole voting power over 10,305,200 shares of GXO common stock and sole dispositive power over 10,601,704 shares of GXO common stock.
(5)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Mr. Jacobs has indirect beneficial ownership of 1,300,701 shares of GXO common stock owned by Jacobs Private Equity, LLC as a result of Mr. Jacobs being its managing member and direct beneficial ownership of 396,344 shares of GXO common stock.
(6)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Ms. Colucci beneficially owns a total of 19,279 shares of common stock.
(7)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Mr. Shaffer beneficially owns a total of 102,858 shares of common stock
(8)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Ms. Ashe beneficially owns a total of 8,763 shares of common stock.
(9)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Ms. Chatfield beneficially owns a total of 8,928 shares of common stock.
(10)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Mr. Fassler beneficially owns a total of 2,165 shares of common stock.
(11)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Ms. Gross beneficially owns a total of 9,467 shares of common stock.
(12)	Includes 3,617 unvested RSUs that will vest on May 13, 2025. As of the Record Date, Dr. Papastavrou has indirect beneficial ownership of 180,208 shares of GXO common stock owned by Springer Wealth Management LLC, of which Dr. Papastavrou owns 100% of the equity securities and direct beneficial ownership of 59,080 shares of GXO common stock.
(13)	Includes 118,744 vested Options. As of the Record Date, Mr. Wilson beneficially owns a total of 112,414 shares of common stock.
(14)	Includes 98,953 vested Options and 54,975 unvested Options that will vest on May 17, 2025. As of the Record Date, Mr. Oran beneficially owns a total of 21,598 shares of common stock.
(15)	Includes 74,215 vested Options. As of the Record Date, Mr. Cawston beneficially owns a total of 66,023 shares of common stock.
(16)	Includes 19,791 vested Options. As of the Record Date, Mr. Kirsis beneficially owns a total of 40,962 shares of common stock.
(17)	Includes 2,675 unvested RSUs that will vest on April 8, 2025.
(18)	Includes 366,678 shares of common stock underlying stock options that are or will become vested within 60 days of the Record Date and 31,611 shares of common stock underlying RSUs that will vest within 60 days of the Record Date.

30	© 2025 GXO Logistics, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes GXO’s executive compensation program for 2024. The Compensation Committee of our Board of Directors (the “Committee”) oversees our executive compensation program and practices. In this section, we explain the Committee’s compensation decisions for our principal executive officer, principal financial officer and three next highest compensated executive officers (collectively, the “NEOs”), based on compensation for the year ended December 31, 2024.

Executive Officer	Principal Position
Malcolm Wilson	Chief Executive Officer
Baris Oran	Chief Financial Officer
Richard Cawston	Chief Revenue Officer & President of Europe
Karlis Kirsis	Chief Legal Officer
Corinna Refsgaard	Chief Human Resources Officer (commencing April 8, 2024)

EXECUTIVE SUMMARY

A number of significant executive compensation developments occurred during 2024, which will be described below in greater detail.

The Committee implemented two significant changes in the design of the incentive programs for NEOs, each of which the Committee believes will improve the operations of these programs in terms of incentivizing executive performance that increases company growth profitability:

■	In order to emphasize the importance of new business to future profitability, Net New Business was added as a metric to the Annual Short-Term Incentive Plan.
■	Operating ROIC was added as a modifier metric to the Long-Term Incentive Plan. This metric increases shareholder alignment, strengthens the long-term focus of the plan, and recognizes the significance of the NEOs in influencing capital investment decisions.

A special equity incentive in the form of performance stock units was granted to top Regional Business Leaders (including Mr. Cawston) to drive cumulative 3-year results on critical measures directly related to a regional leader’s sphere of influence within that leader’s region. The metrics are 3-year Accumulated Net New Business and 3-year Accumulated Adjusted EBITA.

Although 2024 performance under the Annual Short-Term Incentive Plan resulted in the NEOs being eligible for a payout of 73% of their target opportunity, the NEOs mutually agreed with the Committee that no payouts would be made for 2024. The NEOs determined that the level of achievement in 2024 was such that the reduction to zero was appropriate, notwithstanding the financial results delivered, reflecting the NEOs' commitment to shareholders and quality earnings.

On December 3, 2024, the company announced that Mr. Wilson will retire as CEO and director of the company by December 3, 2025. As a part of this transition, on February 17, 2025, Mr. Wilson entered into a Settlement Agreement with GXO Logistics UK Limited, which provides certain payments and benefits on termination (subject to certain conditions including the execution of a release of claims). In consideration of Mr. Wilson’s continuing leadership as CEO while the company searches for a successor and his significant contributions to GXO’s success, the Committee determined to treat his retirement for purposes of his Service Agreement, GXO’s Severance Plan, and pro-rata vesting of outstanding LTI awards as an involuntary termination without cause. While continuing to serve as CEO during 2025, Mr. Wilson will continue to receive his base salary, pension, and car allowance. He will not receive any additional equity awards. He is eligible for a pro-rated bonus based on satisfactory transition of duties to his successor, as determined by the Committee. Mr. Wilson will also receive additional installment payments totaling $3,000,000 for his compliance with an extended, 3-year non-compete following the end of his employment with GXO, as discussed in more detail below in "Agreements with NEOs and Severance Plan."

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2024 COMPANY PERFORMANCE HIGHLIGHTS

Overview

In 2024, GXO delivered solid operating and financial performance. Under the leadership of our NEOs, GXO set the foundation for long-term growth through near-record sales performance, strategic investments in technology and talent and the successful execution of our M&A strategy.

Highlights of our full-year 2024 performance include:

■	$11.7 billion of revenue;
■	$138 million of net income;
■	$1.12 of diluted EPS and $2.80 of adjusted diluted EPS(1);
■	$815 million of adjusted EBITDA(1);
■	$549 million of cash flow from operations; and
■	$251 million of free cash flow(1).
(1)	See Annex A for reconciliations of non-GAAP financial measures.

In 2024, GXO delivered double-digit revenue growth and sequential organic revenue growth in every quarter. Our sales pipeline, in excess of $2.0 billion, was up 15% year-over-year with opportunities across all verticals and geographies.

During the year, GXO successfully executed its M&A and commercial strategies to expand into new growth verticals and geographies. GXO announced and completed its acquisition of Wincanton plc, subject to review by the UK Competition and Markets Authority, which will expand GXO’s offering and customer base in the UK in key growth sectors, including Aerospace, Utilities, Industrial and Healthcare, and continued to execute its multi-year expansion in Germany.

GXO’s customer relationships run deep, with many spanning decades. In 2024, GXO delivered over $1 billion in sales wins, for the second consecutive year, and expanded to new geographies with more than 40 existing customers, a testament to the trust they have in us. Continuous improvement has become a cornerstone of GXO, and as a result of our laser focus on operational excellence, GXO ended 2024 with customer satisfaction at all-time highs.

GXO’s growth continues to be propelled by three powerful secular tailwinds —ecommerce, outsourcing and supply chain complexity—which continue to drive growth in the logistics industry.

Businesses are navigating a very dynamic macroeconomic environment. Rising consumer expectations, rapidly evolving technology and multiplying supply chain risks are continuing to drive demand for proven warehousing solutions and industry leading expertise. Our global scale, technology and automation leadership and customer-centric culture continue to set GXO apart.

Our global reach—approximately 200 million square feet across more than 1,000 facilities and a team of over 150,000 members worldwide—gives us a unique ability to meet the needs of the world’s top brands across a diverse array of sectors. With a footprint that spans North America, the UK and Europe, GXO’s ability to share best practices across geographies is a distinct competitive advantage.

Our automation advantage is a critical factor in how we win and retain business. In 2024, we continued to enhance our capabilities to add more value and efficiency to customers’ operations, including harnessing opportunities with artificial intelligence. We are proud of our continuing efforts to drive meaningful cost and operational efficiencies for our customers while making the workplace safer and more fulfilling for our team members.

OUR COMPENSATION PHILOSOPHY AND EXECUTIVE COMPENSATION PROGRAM OBJECTIVES

GXO’s executive compensation philosophy is founded on the following core objectives:

■	Attract high-impact, results-oriented executives who will contribute to GXO’s goals of enhancing financial performance, growing our business and maximizing stockholder value.
■	Ensure that each executive receives market-competitive total compensation that drives performance and encourages his or her long-term retention through business and individual performance assessments.
■	Maintain executives' focus on the company’s top priorities and advancement of our goals of profitable growth, innovation, operational excellence and customer satisfaction.
■	Set ambitious targets that incentivize our executives to drive long-term stockholder value creation without unnecessary risk.
■	Align the interests of our executives with those of our stockholders by emphasizing high growth and high returns in our long-term, performance-based incentives.
■	Incorporate stockholder feedback into the Committee’s decision-making process.

32	© 2025 GXO Logistics, Inc.

STOCKHOLDER OUTREACH AND ENGAGEMENT

We believe that regular stockholder engagement is key to strong corporate governance and we recognize the value of engaging in constructive dialogue with stockholders on numerous topics, including business strategy, governance, executive compensation, corporate sustainability reporting and other important matters. We strive to continually improve in these areas and we value the opportunity to hold ongoing discussions with stockholders throughout the year. Our investor relations team engages regularly with both existing and prospective stockholders. Feedback from these sessions is shared with executive management and reflected in our strategic priorities.

The Committee believes the 90% 2024 stockholder say-on-pay vote results convey strong support for our executive compensation program. The Committee considers the results of the say-on-pay vote and stockholder feedback when designing and deciding on future executive compensation programs.

33	© 2025 GXO Logistics, Inc.

COMPENSATION GOVERNANCE HIGHLIGHTS

The company's compensation governance framework continues to demonstrate our pay for performance philosophy and strong stewardship, including the components described below.

WHAT WE DO	WHAT WE DON’T DO

Significant emphasis on variable compensation. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis.

No excessive perquisites. We limit our executive perquisites to remain consistent with our pay for performance philosophy. Except in limited circumstances, our NEOs have no relocation benefits or supplemental pension or retirement savings beyond what is provided broadly to all GXO employees. In addition, our NEOs have no perquisites such as personal use of company aircraft, executive health services, club memberships, stipends or financial planning services.

Substantial portion of compensation subject to creation of stockholder value. Performance-based awards are, and have been, subject to meaningful stock price and/or financial-related performance goals measured over service-based vesting periods. The Committee also continually reviews the full portfolio of GXO stockholdings for each NEO to ensure there is a sufficient amount of compensation at risk and aligned with stockholder returns and value creation while sustaining the NEO’s focus on the company’s strategic objectives.

No pledging or hedging of company stock without preclearance. Under our Insider Trading Policy, our company’s directors and executive officers, including the NEOs, are prohibited from pledging or holding company securities in a margin account without preclearance. In addition, without preclearance, they are prohibited from engaging in hedging transactions such as prepaid variable forwards, equity swaps, collars and exchange funds or any other transactions that are designed to hedge or offset, or have the effect of hedging or offsetting, any decrease in the market value of company equity securities.

Stock ownership policies. The Board has established stock ownership guidelines and stock retention requirements that encourage the strong ownership mindset that exists among our executives.	No guaranteed annual salary increases or bonuses. Salary increases are not guaranteed annually and are benchmarked against market data. We do not guarantee bonus payouts.
Clawback policy. Our NEOs are subject to clawback restrictions with respect to long-term and annual short-term incentive compensation.

No stock option repricing or discounted exercise price. Our company’s equity incentive plan does not permit either stock option repricing without stockholder approval or stock option awards with an exercise price below fair market value.

Restrictive covenants. Our NEOs are subject to comprehensive non-competition and other restrictive covenants.	No golden parachute excise tax gross-ups. GXO does not provide golden parachute excise tax gross-ups.

Engage with stockholders. Our Board values stockholder feedback and carefully considers investor perspectives for incorporation into its decision-making process around governance, compensation and sustainability practices.

No consultant conflicts. The Committee retains an independent compensation consultant who performs services only for the Committee, as described in more detail below under the heading “Role of the Committee’s Independent Compensation Consultant.”

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THE COMMITTEE’S COMPENSATION DECISION-MAKING PROCESS

In 2024, the Committee met seven times and took one action by unanimous written consent to discuss executive compensation and other items pursuant to its charter. In addition to the regular responsibilities of the Committee, members of the Board were invited to attend internal monthly and quarterly operating review meetings with executive management. These meetings included in-depth reviews of the company’s financial results, as well as discussions about operational execution, sales, customer service, technology initiatives, process innovation, human capital management, safety, the market landscape and business growth trajectories. The meetings also included a review of key performance indicators that track the company’s achievement of financial and non-financial objectives. Multiple Committee members attended these sessions to remain well-informed of the company’s financial and operational performance.

The Committee believes in an approach that balances evaluating individual and company performance results against formulaic programs to ensure maximum alignment with stockholder interests. The decision-making process incorporates an element of discretion, allowing the Committee to utilize a balanced, multi-dimensional approach to NEO compensation that includes a review of performance against goals, looking at the median compensation for comparable executives within the compensation peer group, and receiving input from the Chief Executive Officer and Chief Human Resources Officer (except with respect to their own compensation).

NEO Compensation-Setting Process

The Committee considers several key factors in determining executive compensation.

Key Factors Considered in Determining Executive Compensation
1

The company’s financial results relative to publicly disclosed targets for 2024

■

Our compensation programs pay for performance while safeguarding against excessive risk through risk oversight measures built into the plan. Our senior executives established rigorous goals for Adjusted EBITDA, Free Cash Flow, Organic Revenue and Net New Business that were approved by the Committee. Progress against these goals was reviewed with the Board periodically throughout the year. Performance against these goals was considered by the Committee when determining annual incentive payouts.

2

Analysis of total reward levels relative to our core peer group and general industry

■

The Committee, with input from management and its independent compensation consultant, established the compensation peer group used in benchmarking executive compensation levels to ensure that the peer companies reflect realistic characteristics comparable to GXO.

■

The companies comprising the compensation peer group have similar or adjacent business models and source talent from the same labor pools as GXO. In determining the peer group, the following factors were considered: (i) whether the company is publicly traded on a major U.S. stock exchange, (ii) whether the company is within a revenue range comparable to GXO, (iii) whether the company is operating in an industry similar or adjacent to logistics and (iv) whether the company has displayed a degree of peer similarity.

■

Additionally, the Committee reviews general industry market data for similarly sized companies based on revenue as a secondary reference. Given the significant number of senior executives hired from outside the transportation and logistics industry, general industry market data contributes to a comprehensive view of the market landscape.

■

The combined consideration of the compensation peer group and general industry data ensures a balanced view of operating characteristics and performance comparability to GXO.

3

Annual review of executive compensation program design

■

Our programs are designed to offer competitive total compensation opportunity to attract, retain and motivate leaders. The primary component of compensation is equity-based with multi-year vesting schedules that align to business strategy. Our compensation program and plans are flexible and permit the use of a variety of compensation elements and varying terms. The Committee, with input from management and its independent compensation consultant, conduct an annual assessment of the design, performance metrics and goals under our variable incentive plans. In administering these programs each year, the Committee determines which types of awards to grant, the financial measures and performance goals (if any) to apply to the awards, the performance period(s) (if any), and the mix of awards to be granted to the NEOs.

4

The current value of realized and future realizable payouts of previously awarded stock compensation

■

Stock-based compensation represents a significant portion of total realizable pay, and as a result, the Committee evaluates the current value of GXO stockholdings to assess whether there is sufficient compensation at risk of forfeiture and value fluctuation tied to the company’s performance.

35	© 2025 GXO Logistics, Inc.

GXO Compensation Peer Group

The Committee, with input from management and its independent compensation consultant, developed a compensation peer group consisting of 18 companies to assist in making 2024 compensation decisions. A number of screening criteria were used to determine the selected companies as detailed in the table above. Our compensation peer group had 2023 annual revenues ranging from $0.49 billion to $90.96 billion with median revenues of $9.00 billion. Our 2023 revenue of $9.78 billion positioned GXO at the 60th percentile of our compensation peer group. The Committee does not tie NEO compensation to any particular level in comparison to the peer group. Instead, the compensation benchmark data is used to ensure our compensation remains market-competitive. For 2024 compensation decisions, the compensation peer group consisted of the companies below.

Americold Realty Trust, Inc.	Flex Ltd.
Aspen Technology, Inc.	Iron Mountain Incorporated
Avnet, Inc.	Pitney Bowes Inc.
C.H. Robinson Worldwide, Inc.	Rockwell Automation, Inc.
Celestica Inc.	Rollins, Inc.
Cintas Corporation	Ryder System, Inc.
Emerson Electric Co.	Sanmina Corporation
Expeditors International of Washington, Inc.	The Descartes Systems Group Inc.
FedEx Corporation	United Parcel Service, Inc.

Pay Elements

Our executive compensation program consists of three primary elements: base salary, annual short-term incentive awards and annual long-term incentive awards. These elements are described in more detail below.

Element	Purpose	Pay for Performance Design
BASE SALARY	■To attract and retain high-performing executives	■ Fixed cash compensation corresponds to experience and job scope and is aligned with market levels, typically with the lowest weighting in total compensation mix.
ANNUAL SHORT-TERM INCENTIVE	■To reward annual performance and individual contributions that support strategy and results

■

Executives become eligible for a bonus if predetermined threshold goals are met or exceeded.

■

Payouts are determined based on an evaluation of performance across key financial metrics, including Adjusted EBITDA, Free Cash Flow, Organic Revenue and Net New Business, with awards ranging from zero to a cap of 200% of target.

ANNUAL LONG-TERM INCENTIVE	■To retain key executives and to align the interests of GXO executives with the achievement of sustainable long-term growth and performance

■

The Committee designs long-term incentive awards to motivate executives to achieve goals over an extended period. The Committee takes a strategic approach to the timing of grants to align awards with the company’s strategy and stockholder returns.

36	© 2025 GXO Logistics, Inc.

Target Pay Mix

We believe our NEO compensation program supports our Compensation Philosophy and Executive Compensation Program Objectives through a mix of compensation levers which do not indirectly encourage our executives to take actions that may conflict with our long-term performance and stockholder interests. Our executive compensation program is heavily weighted toward variable compensation, including long-term incentives that are primarily performance-based and annual short-term cash incentives. This allows the Committee to closely align total compensation values with both company and individual performance on an annual and long-term basis. For 2024, 87% of our CEO Target Compensation mix and, on average, 77% of our Other NEOs Target Compensation mix is variable compensation as displayed in the charts below.

CEO Target Compensation	Other NEOs Target Compensation
87% Variable Pay	77% Variable Pay

EXECUTIVE COMPENSATION ELEMENTS AND OUTCOMES FOR 2024

Annual Base Salary

Annual base salary is established for each NEO primarily based upon market considerations, company and individual performance, and corresponds to an executive’s experience and job scope to provide a stable and secure source of income at a market-competitive level. The Committee reviews base salaries annually to align with current market levels and considers other compensatory factors. The Committee reviewed market and peer data to determine the base salaries for our NEOs effective April 1, 2024. The base salary of Ms. Refsgaard was effective on her date of hire, April 8, 2024. The base salary of Mr. Wilson was increased from $850,000 to make progress against the market median rate and recognize leadership effectiveness. To recognize significant contributions and better align to market, the base salaries of Mr. Oran increased from $630,000, Mr. Cawston from $547,264 and Mr. Kirsis from $465,000. The 2024 annual base salaries are set forth in the table below.

Executive Officer	Annual Base Salary ($)
Malcolm Wilson	$880,000(1)
Baris Oran	$650,000
Richard Cawston	$565,000(1)
Karlis Kirsis	$515,000(1)
Corinna Refsgaard	$500,000(1)
(1)	Annual base salaries for non-U.S. executive officers were determined in USD and converted and paid in British Pounds Sterling.

37	© 2025 GXO Logistics, Inc.

Annual Short-Term Incentive Target Opportunity

Our short-term incentive program provides cash compensation that is at risk and contingent on the achievement of financial goals. It is designed to reward annual performance that supports the company's strategy and results. Each NEO is eligible for a target short-term incentive (“STI”) amount. In consultation with the independent compensation consultant, the Committee reviewed market and peer data to determine the STI target opportunity for our NEOs. The Target STI Opportunity percentage of Mr. Wilson was increased to make progress against the market median rate and recognize leadership effectiveness. The Target STI Opportunity percentage of Messrs. Oran and Cawston were increased to make progress against the market median rate and recognize significant contributions. The other NEOs had no changes to their Target STI Opportunity percentage. The table below reflects the 2024 annual STI opportunity of each NEO.

Executive Officer	Annualized Base Salary	Target STI Opportunity (as a % of Base Salary)	Target STI Opportunity
Malcolm Wilson	$880,000	175%	$1,540,000
Baris Oran	$650,000	110%	$715,000
Richard Cawston	$565,000	110%	$621,500
Karlis Kirsis	$515,000	100%	$515,000
Corinna Refsgaard	$500,000	100%	$375,899(1)
(1)	Target STI Opportunity for Ms. Refsgaard is based on a new hire salary proration. Ms. Refsgaard joined GXO on April 8, 2024.

Annual Short-Term Incentive Payout Eligibility and Range

The evaluation of short-term incentive payouts is based on a review of predetermined key performance measures that are of preeminent importance to the company and our stockholders. We establish performance targets including threshold and maximum goals that we believe are rigorous but not likely to encourage excessive risk-taking. Achievement of the performance threshold must be met or exceeded to be eligible for a payout. When earned, threshold performance yields a 50% payout and achievement of the maximum performance yields a 200% payout. For performance between threshold and maximum, results will be interpolated on a straight-line basis. Performance below the threshold will result in a 0% payout.

2024 Annual Short-Term Incentive Financial Results Relative to Targets

We adhered to our standard practice of setting bonus goals in accordance with our budget and business plan approved by the Board for 2024. Goals for four key performance indicators were reviewed with the Committee: Adjusted EBITDA, Free Cash Flow, Organic Revenue and Net New Business, in the table below.

Net New Business is a new metric added for the 2024 Performance Year and is the difference of annualized revenue value of new contracts in the year (i.e., expected revenue to be generated from a new contract signed in the year, based on Salesforce reporting) minus the last 12 months of revenue of contracts lost (i.e., last known 12 months of revenue that will be lost in the future, on contracts for which we received a notice of contract termination during the year), divided by the actual revenue of the applicable business unit for the calendar year. The Committee and its independent compensation consultant reviewed and agreed with the appropriateness of the addition of the Net New Business metric to incentivize our Regional and Divisional leaders to boost sales pipeline and improve customer retention.

The 2024 Annual Short-Term Incentive metrics were selected as key indicators that are important to the company and our stockholders, while also strongly supporting our compensation philosophy. Achievement of the goals provides a reflection of strong company performance and aligns with the prevalent short-term incentive practices of our peers. Additionally, we believe these metrics are in line with our earnings-based focus, driving organic revenue as we continue to increase our capabilities for customers while monitoring free cash flow for future actions that would improve shareholder value. Performance based on a scorecard of these four weighted metrics (as set forth below) were considered by the Committee when determining the 2024 annual incentive payouts for our NEOs.

■	50%—Adjusted EBITDA;
■	20%—Free Cash Flow;
■	15%—Organic Revenue; and
■	15%—Net New Business.

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As a result of the company's financial achievement against 2024 Targets, listed in the chart below, our NEOs were eligible for a 2024 STI payout of 72.59% of their individual target STI opportunity.

Primary Performance Indicators Supporting Committee Assessment
Key Measures(1)(2)	Weighting	2024 Target	Achievement %
Adjusted EBITDA	50%	$775 million	94%
Free Cash Flow	20%	$271 million	92%
Organic Revenue	15%	$10,074 million	99%
Net New Business	15%	8%	64%
(1)	Excludes impact of the Wincanton acquisition.
(2)	See Annex A for a description of non-GAAP financial measures.

2024 Annual Short-Term Incentive Payout

Below is a summary of our NEOs’ total Annual STI Opportunity at target and Total Actual STI Payout as approved by the Committee. The NEOs mutually agreed with the Committee to reduce the 2024 Annual STI payout for all NEOs to zero to reflect the NEOs' commitment to shareholders and quality earnings. They concluded that the below target level of achievement of 2024 Annual STI metric goals was such that the reduction to zero was appropriate due to moderate performance of certain 2024 Targets, notwithstanding the fact that the percentages of achievement would have entitled them to a payout. Separately, on February 17, 2025, GXO entered into a Settlement Agreement with Mr. Wilson, discussed in more detail below in "Agreements with NEOs and Severance Plan." Consistent with Section 7 of Mr. Wilson's Service Agreement, his 2024 STI was reduced to zero due to the notice of his retirement in December of 2024.

An				(2)
STI for Performance Year 2024
		Target		Actual
Executive Officer	Annualized Base Salary	Annual STI Opportunity (% of Base Salary)	Annual STI Opportunity	STI Funding Percentage(2)	Total Actual STI Payout
Malcolm Wilson	$880,000	175%	$1,540,000	—%	$—
Baris Oran	$650,000	110%	$715,000	—%	$—
Richard Cawston	$565,000	110%	$621,500	—%	$—
Karlis Kirsis	$515,000	100%	$515,000	—%	$—
Corinna Refsgaard	$500,000	100%	$375,899(1)	—%	$—
(1)	Target STI Opportunity for Ms. Refsgaard is based on a new hire salary proration. Ms. Refsgaard joined GXO on April 8, 2024.
(2)

The NEOs mutually agreed with the Committee to reduce the 2024 annual incentive compensation payout pursuant to the company's Annual Incentive Plan ("AIP") for all NEOs to zero and, due to Mr. Wilson's retirement, reduced his AIP payout to zero based on the terms of his Service Agreement.

2024 LTI Design

GXO’s 2024 Long-Term Incentive ("LTI") program consists of two equity vehicles, performance share units (“PSUs”) and restricted stock units (“RSUs”), that are designed to align NEO performance with the interests of our stockholders and incentivize outperformance through achievement of long-term goals, while building retention among our key leaders given the upside potential if performance goals are met or exceeded. The Committee takes the view that long-term awards should incorporate ambitious strategic goals over an extended period, with awards being earned (or not) based on overall performance of the rigorous measures.

In structuring the 2024 PSUs, the Committee, in consultation with its independent compensation consultant, carefully considered our long-term strategy and market practice to drive the right behaviors and results. The Committee wanted to build a long-term award structure that incentivizes our NEOs to achieve sustainable value creation, focused on organic revenue growth, while ensuring the continued health of the overall business. To achieve this, the following three core performance metrics and weightings were selected, as well as the following modifier.

Metric	Weighting
Relative Total Shareholder Return (rTSR) compared to the S&P Midcap 400 Index	34%
3-year Cumulative Annual Organic Revenue Growth	33%
3-year Average Annual Adjusted EBITDA Conversion to Free Cash Flows	33%
Operating ROIC Modifier	±10%

39	© 2025 GXO Logistics, Inc.

Organic Revenue Growth in this long-term plan focuses on our ability to grow over the 3-year performance period. The selection of Adjusted EBITDA Conversion to Free Cash Flows focuses on our capacity to generate cash flow from our Adjusted EBITDA. These financial metrics are key to both our short- and long-term strategic plans. They are also fundamental metrics used by investors to assess our performance. Further, the rTSR metric was selected to align pay with the performance of GXO stock relative to other large public companies.

In 2024, the Committee approved the addition of a modifier based on achievement of an operating return on invested capital ("Operating ROIC") goal that can leverage the final payout percent by ±10%, with a 200% aggregate cap payout. The Committee added an Operating ROIC modifier to increase alignment with shareholders and strengthen the long-term focus of the plan. It also recognizes the role of the NEOs in influencing capital investment decisions.

The PSUs granted by GXO to executive officers, including our NEOs, in 2024 have a 3-year performance measurement period ending on December 31, 2026. The Committee will determine the achievement of the applicable performance goals following the end of this 3-year performance period and determine what portion of the PSUs are vested based on such results. The plan design also includes a one-year post-vest lockup period on the sale/transfer of shares. In consultation with its independent compensation consultant, the Committee modified the 2024 PSU vesting schedule from four years to three years to align our executives’ vesting experience with general market practice while maintaining four year vesting characteristics with the addition of the one-year post-vest lockup period. Achievement of the performance threshold yields a 50% payout and achievement of the maximum performance yields a 200% payout (capped). For performance between threshold and maximum, results will be interpolated on a straight-line basis. Performance below the performance threshold will result in a 0% payout.

RSUs help us retain our key leaders and also provide a direct incentive to build stockholder value and contribute retention value in our LTI design. Stock price performance has the same effect on holders of RSUs as it does on holders of our common stock. RSUs vest in substantially equal installments on the first, second and third anniversaries of the grant date.

2024 LTI Mix and Awards

Consistent with the LTI design discussed above, the Committee approved LTI awards in 2024 comprised of 70% PSUs and 30% time-based RSUs for Mr. Wilson and Mr. Oran. All other executive officer positions have awards comprised of 50% PSUs and 50% RSUs.

Executive Officer	PSUs Awarded (#)(1)	RSUs Awarded (#)(1)
Malcolm Wilson	63,203	27,087
Baris Oran	26,335	11,287
Richard Cawston	15,049	15,049
Karlis Kirsis	13,042	13,042
Corinna Refsgaard	8,026	8,026
(1)	The grant date fair value of the awards in accordance with FASB ASC Topic 718 can be found in the “Grants of Plan-Based Awards” table.

2024 Special Grant

On limited occasions, the Committee may provide equity incentives in addition to the normal LTI grants. In coordination with the 2024 LTI awards, the Committee granted Special PSUs to a select group of Region Business Leaders, including 10,033 Special PSUs to Mr. Cawston.

The Special PSU grant was designed to drive cumulative 3-year results on critical metrics that are directly related to a region leader’s sphere of influence within each of their respective regions. To achieve this, the following performance metrics and weightings were selected.

Metric(1)	Weighting
3-year Accumulated Net New Business	50%
3-year Accumulated Adjusted EBITA	50%
(1)	See Annex A for description of non-GAAP financial measures.

The use of 3-year Accumulated Adjusted EBITA was selected to focus business leaders on activities that positively impact profit margin while removing depreciation, to incentivize core operational profitability, and differentiate from the 2024 PSU metrics. The selection of 3-year Accumulated Net New Business was chosen to further emphasize the importance of this metric (see 2024 AIP discussion above) for our future success by providing a longer measurement horizon to boost sales pipeline and improve customer retention.

Consistent with the Special PSUs granted to the select group of Region Business Leaders, the Special PSUs granted to Mr. Cawston in 2024 have a 3-year performance period ending on December 31, 2026. Achievement of the performance threshold yields a 50% payout and achievement of the maximum performance yields a 200% payout (capped).

For performance between threshold and maximum, results will be interpolated on a straight-line basis. Performance below the performance threshold will result in a 0% payout.

40	© 2025 GXO Logistics, Inc.

2022 PSUs Summary

The PSUs granted by GXO to executive officers, including our NEOs, in 2022 have a 3-year performance measurement period ending on December 31, 2024, and a four-year vesting period ending on January 15, 2026. Annual grants of PSUs provide compensation that is at risk and contingent on the achievement of predetermined performance goals over an extended period. Achievement of the performance threshold yields a 50% payout and achievement of the maximum performance yields a 200% payout (capped). For performance between threshold and maximum, results will be interpolated on a straight-line basis. Performance below the threshold will result in a 0% payout.

The Committee regularly reviews the financial metrics and considers alternatives. In structuring the 2022 PSUs, the Committee wanted to build a long-term award structure that incentivized our NEOs to achieve sustainable value creation, focused on organic revenue growth, while ensuring the continued health of the overall business. To achieve this, the following three performance metrics and weightings were selected:

■34%—Relative Total Shareholder Return (rTSR) to outperform S&P Midcap 400 Index;

■33%—Cumulative Annual Organic Revenue Growth; and

■33%—3-year Average Annual Adjusted EBITDA Conversion to Free Cash Flows.

2022 PSUs Performance

The following table summarizes the 2022 PSU metric goals, achievement and payout. The Committee certified the metric results in March 2025 and earned PSUs will vest and become payable on January 15, 2026.

Metric(1)	Weight	Threshold 50% Payout	Target 100% Payout	Maximum 200% Payout	Actual	Payout %
Relative Total Shareholder Return (rTSR) to outperform S&P Midcap 400 Index	34%	25th Percentile	50th Percentile	75th Percentile	14th Percentile	0.0%
Cumulative Annual Organic Revenue Growth	33%	10%	24%	40%	20.2%	86.4%
3-year Average Annual Adjusted EBITDA Conversion to Free Cash Flows	33%	20%	30%	40%	41.3%	200.0%
				Weighted Aggregate Payout		94.5%
(1)	See Annex A for reconciliations of non-GAAP financial measures.

OUR EXECUTIVE COMPENSATION GOVERNANCE FRAMEWORK

Our compensation framework ensures a strong linkage between pay and performance with an emphasis on performance-based variable compensation. To effectively govern incentive compensation and ensure the arrangements do not indirectly encourage taking actions that conflict with our long-term interests, we adhere to the following governance framework.

Stock Ownership Policies

We believe that executive equity ownership in the company mitigates a number of risks, including risks related to executive attrition and undue risk-taking.

Guidelines

Stock ownership guidelines are expressed as a multiple of each NEO’s annual base salary:

■	CEO: 6x annual base salary
■	Other NEOs: 3x annual base salary

Compliance with our stock ownership guidelines is generally determined using the aggregate count of shares of common stock held directly or indirectly by the NEO, plus unvested RSUs subject solely to time-based vesting. Stock options, whether vested or unvested, and equity-based awards subject to performance-based vesting conditions are not counted toward meeting stock ownership guidelines until they have settled or been exercised, as applicable.

Until the stock ownership guidelines are met, an executive is required to retain 70% of the net shares (after tax withholding) received upon settlement of equity-based awards. A newly appointed executive is required to reach his or her stock ownership guideline no later than five years from the date of appointment.

As of the Record Date, each NEO was in compliance with our stock ownership guidelines.

41	© 2025 GXO Logistics, Inc.

Clawback Policy

Overview

Our NEOs have historically been subject to a clawback policy with respect to long-term and annual short-term incentive compensation, which has served as an important tool in mitigating risk associated with the company’s compensation program. We updated our Clawback Policy in 2023 to comply with new standards set by the NYSE for the mandatory recovery of executive incentive-based compensation by issuers with securities listed on the exchange.

The Clawback Policy applies to each NEO in the event of: (i) a breach of the restrictive covenants, (ii) termination of his or her employment by our company for cause, (iii) his or her engagement in certain misconduct that contributes to any material loss to our company or its affiliates or (iv) the company being required to prepare a restatement due to material noncompliance with a financial reporting requirement. Upon the occurrence of (i), (ii) or (iii), the company may terminate or cancel any LTI award; require the NEO to forfeit or remit to the company any amounts payable or the after-tax net amount paid or received with respect to any LTI award; or forfeit or remit any shares of the company’s common stock that were received in connection with any LTI award. If the company is required to prepare a restatement, the Clawback Policy provides for recoupment of erroneously awarded incentive compensation received by covered employees (current and former executive officers) during the three fiscal years that precede the date the company is required to prepare the restatement.

As discussed further below, each NEO shall also be subject to any other clawback as may be required by applicable law or pursuant to an agreement between the NEO and the company.

Annual short-term and long-term incentive compensation

In addition, if an NEO has engaged in certain misconduct that contributes to any material loss to the company or any of its affiliates, the company may: (i) require repayment by the NEO of any cash bonus or annual bonus previously paid, net of any taxes paid by the NEO on such bonus; (ii) cancel any earned but unpaid cash bonus or annual bonus; and/or (iii) adjust the NEO’s future compensation to recover an appropriate amount with respect to the material loss.

Additional provision

To the extent that the rules adopted by the NYSE or the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act are broader than the clawback provisions contained in our NEO service agreements and to the extent the company is required to implement any additional clawback provisions pursuant to applicable law, the NEOs will each be subject to such additional clawback provisions pursuant to such rules as described under the heading “Agreements with NEOs and Severance Plan—Clawbacks.”

Role of the Committee

The Committee is responsible for approving our compensation practices and overseeing our executive compensation program in a manner consistent with GXO’s compensation philosophy. The Committee is tasked with: (i) reviewing the annual and long-term performance goals for our NEOs; (ii) approving awards under incentive compensation and equity-based plans; and (iii) approving all other compensation and benefits for our NEOs. The Committee acts independently but works closely with the full Board and executive management in making many of its decisions. To assist it in discharging its responsibilities, the Committee has retained the services of an independent compensation consultant, as discussed below.

Role of Management

Executive management provides input to the Committee, including with respect to the Committee’s evaluation of executive compensation practices. In particular, our chief executive officer, Mr. Wilson, provides recommendations for proposed compensation actions with respect to our executive team, but not with respect to his own compensation. The Committee carefully and independently reviews the recommendations of management without members of management present and consults its independent compensation consultant before making final determinations. We believe this process ensures that our executive compensation program effectively aligns with GXO’s compensation philosophy and stockholder interests.

Role of the Committee’s Independent Compensation Consultant

The Committee’s independent compensation consultant consults on compensation and governance matters, monitors trends and evolving market practices in executive compensation and provides general advice and support to the Committee and the Committee’s chair. F.W. Cook served as the Committee's independent compensation consultant for 2024. The compensation consultants do not provide any other services to the company.

42	© 2025 GXO Logistics, Inc.

As part of the consultants’ engagement with the Committee, they reviewed our executive compensation peer group and conducted a competitive analysis of compensation, including base pay, short-term incentives, long-term incentives and other compensation components as needed. The compensation consultant also assisted the Committee with a variety of other issues, including analysis of share usage of our equity compensation plan, trends and regulatory developments in executive compensation, setting CEO compensation, the design and establishment of performance metrics and goals under our variable incentive plans, reviewing our compensation risk analysis and reviewing this Compensation Discussion and Analysis.

The Committee considered the independence of the compensation consultants in light of applicable SEC rules and NYSE Listing Standards. After taking into account the absence of any relationships with management and members of the Committee, as well as the compensation consultants internal policies and other information provided to the Committee, the Committee determined that no conflicts of interest existed that would prevent the firms from serving as independent compensation consultants to the Committee. On an annual basis, the Committee reviews the services performed by and the fees paid to the compensation consultant.

OTHER COMPENSATION-RELATED ITEMS

Equity Granting Policy

All equity awards to NEOs are discretionary and are approved by the Committee with a grant date determined at the time of approval. The Committee has historically granted equity awards, which generally consist of RSUs and PSUs, to our NEOs during the first two weeks of March. In certain circumstances, including the hiring or promotion of an officer, the Committee may approve grants to be effective at other times. The company does not currently grant stock options to its employees. The Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and the company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Benefits

Our U.S. NEOs are provided with the same benefits as are generally offered to other eligible employees, including participation in the GXO 401(k) Plan and insurance benefit programs. Our U.K. NEOs are provided with the same benefits as are generally offered to other eligible employees, including participating in the company pension and top-up plans as well as car allowances. Our NEOs receive minimal perquisites, as shown in the “All Other Compensation Table” following this Compensation Discussion and Analysis.

Agreements with NEOs

We believe that it is in the best interests of our company to enter into agreements with our NEOs, which allow the Committee to exercise discretion in designing incentive compensation programs. The material compensation-related terms of these agreements are described under the heading “Agreements with NEOs and Severance Plan” and the tables that follow this Compensation Discussion and Analysis.

As discussed in "Agreements with NEOs and Severance Plan," GXO previously disclosed that Mr. Wilson will retire as CEO and director of GXO in 2025. As a part of this transition, on February 17, 2025, Mr. Wilson entered into a Settlement Agreement with GXO Logistics UK Limited, an affiliate of GXO, which provides certain payments and benefits on termination (including payments under GXO’s Severance Plan, which was determined by the Committee to be appropriate due to Mr. Wilson's continued service as CEO and assistance with a smooth transition to a new CEO), subject to certain conditions (including the execution of a release of claims). A summary of these payments are outlined in the "Agreements with NEOs and Severance Plan."

Mr. Wilson has agreed to make himself available in his CEO capacity, as requested by GXO or the Board, through the earlier of (i) a date chosen at GXO's discretion (not earlier than August 15, 2025) or (ii) December 3, 2025 (subject to certain exceptions). GXO will consider Mr. Wilson for a pro-rated bonus based on a satisfactory transition of his duties to his successor.

In April 2024, Ms. Refsgaard was hired as the CHRO of GXO and is based in the U.K. A summary of Ms. Refsgaard's offer letter, service agreement and other arrangements are outlined in the "Agreements with NEOs and Severance Plan."

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRS Code”), disallows a federal income tax deduction to public companies for compensation greater than $1 million paid in any tax year to covered executive officers.

As a general matter, while tax deductibility is one of several relevant factors considered by the Committee in determining compensation, we believe that the tax deduction limitation imposed by Section 162(m) should not compromise the company’s access to compensation arrangements that will attract and retain a high level of executive talent. Accordingly, the Committee and our Board will take into consideration a multitude of factors in making executive compensation decisions and may approve executive compensation that is not tax deductible.

43	© 2025 GXO Logistics, Inc.

COMPENSATION COMMITTEE RISK OVERSIGHT

The Committee monitors the risks associated with our compensation philosophy and programs. The Committee ensures that the company’s compensation structure strikes an appropriate balance in motivating our senior executives to deliver long-term results for the company’s stockholders while holding our senior leadership team accountable. The Committee believes that the company’s compensation policies and practices for its employees are not reasonably likely to give rise to risk that would have a material adverse effect on the company. In reaching this conclusion, we considered the following:

■	The Committee consists solely of independent non-employee directors and has engaged an independent external compensation consultant to assist with creating the executive compensation program;
■	Our executive compensation program is heavily weighted toward variable compensation with payouts and awards capped, even if our performance exceeds the predetermined maximum goals;
■

A substantial portion of executive compensation consists of performance-based awards that are subject to meaningful stock price and/or financial-related performance goals to align management and stockholder interests;

■

We have adopted a stock ownership policy and stock retention requirements for directors and executive officers that requires directors and executive officers to own meaningful levels of the company’s stock;

■	We have adopted a clawback policy for our executive officers that provides for certain long-term incentive compensation and annual bonus (STI) forfeiture; and
■	We have adopted an insider trading policy that prohibits pledging or holding company securities in a margin account without preclearance.

For additional information relating to our stock ownership policy, clawback policy, and insider trading policy see the discussions in this Proxy Statement under the headings “Stock Ownership Policies”, “Clawback Policy”, and “Insider Trading Policy”, respectively.

COMPENSATION COMMITTEE REPORT

The following statement made by the Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Committee reviewed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, as set forth above. Based on this review and the resulting discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation Committee

Jason Papastavrou, Ph.D., Chair

Marlene Colucci, Member

Joli Gross, Member

44	© 2025 GXO Logistics, Inc.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning the total compensation earned by our NEOs for the year ended December 31, 2024.

Certain amounts paid to or earned by certain NEOs were paid in British Pounds Sterling. In the tables below, amounts for fiscal year 2024 were converted to U.S. dollars at an exchange rate of approximately £1=$1.277 (the yearly average exchange rate during fiscal year 2024 available on the Internal Revenue Service website).

Executive Officer and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Malcolm Wilson(4) Chief Executive Officer	2024	$918,338	$—	$4,436,851	$—	$176,602	$5,531,791
	2023	$827,325	$—	$4,221,221	$1,525,049	$160,067	$6,733,662
	2022	$661,025	$—	$2,964,294	$1,095,854	$130,385	$4,851,558
Baris Oran Chief Financial Officer	2024	$644,615	$—	$1,848,745	$—	$24,422	$2,517,782
	2023	$621,923(5)	$—	$2,026,207	$753,554	$27,751	$3,429,435
	2022	$600,000(5)	$—	$3,847,196	$635,280	$62,276	$5,144,752
Richard Cawston Chief Revenue Officer	2024	$582,930	$—	$1,985,080	$—	$71,276	$2,639,286
	2023	$526,306	$217,662(6)	$1,688,570	$634,061	$70,850	$3,137,449
Karlis Kirsis Chief Legal Officer	2024	$528,899	$—	$1,286,984	$—	$253,987	$2,069,870
	2023	$457,290	$—	$1,416,717	$556,194	$47,906	$2,478,107
	2022	$392,278	$—	$973,070	$510,245	$45,283	$1,920,876
Corinna Refsgaard(7) Chief Human Resources Officer	2024	$375,801	$128,339(8)	$812,151	$—	$63,373	$1,379,664

(1)

The amounts reflected in this column represent the aggregate grant date fair value of the awards made during 2024 as computed in accordance with FASB ASC Topic 718. The grant date value of PSUs included in this column is based upon the probable outcome at the time of grant, which is at target. See footnote 2 of the “Grants of Plan-Based Awards” table for the maximum value of the PSUs. For additional information related to the measurement of stock-based compensation awards, please see “Notes to Consolidated Financial Statements—Note 14. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(2)

As discussed in the “Executive Compensation Elements and Outcomes for 2024” section, the NEOs mutually agreed with the Committee to reduce the 2024 annual incentive compensation payout pursuant to the company's AIP payout for all NEOs to zero and, due to Mr. Wilson's retirement, reduced his AIP payout to zero based on the terms of his Service Agreement.

(3)	The components of “All Other Compensation” for 2024 are detailed in the “All Other Compensation Table”.
(4)	Mr. Wilson did not receive additional compensation for his service as a director.
(5)	Mr. Oran's salary for 2022 and 2023 includes $13,846 and $16,615, respectively, which was inadvertently omitted in prior filings.
(6)

The amount reflected in this column for 2023 represents the one-time cash bonus award earned by Mr. Cawston, made prior to his appointment as Chief Revenue Officer, in respect to a new agreement being signed by both GXO and a key customer.

(7)	Ms. Refsgaard joined GXO in April 2024.
(8)	The amount reflected in this column for 2024 represents the one-time cash bonus awarded to Ms. Refsgaard upon her hire.

We compensate our NEOs pursuant to the terms of their respective offer letter and service agreement, and the information reported in the Summary Compensation Table reflects the terms of such agreements. For more information about our agreements with our NEOs, see the discussion in this Proxy Statement under the heading “Agreements with NEOs and Severance Plan.”

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All Other Compensation Table

The following table sets forth the amounts included in the “All Other Compensation” column in the “Summary Compensation Table” for our NEOs in 2024.

	(1)
Executive Officer	Matching Contributions to 401(k) Plan(1)	Pension-Related Payments(2)	Car Allowance(3)	Bank Fees(4)	Short-Term Housing Payments(5)	Commuting Benefits(5)	Relocation(6)	Relocation Gross-up(7)	Total
Malcolm Wilson	$—	$163,372	$13,230	$—	$—	$—	$—	$—	$176,602
Baris Oran	$13,800	$—	$—	$—	$—	$—	$5,700	$4,922	$24,422
Richard Cawston	$—	$58,046	$13,230	$—	$—	$—	$—	$—	$71,276
Karlis Kirsis	$—	$22,843	$13,230	$—	$—	$—	$167,596	$50,318	$253,987
Corinna Refsgaard	$—	$36,325	$8,738	$2,384	$7,336	$8,590	$—	$—	$63,373
(1)

Amount in this column represents the company’s contributions to the 401(k) Plan for Mr. Oran. Only amounts contributed directly by Mr. Oran are eligible for matching contributions, and he is eligible for matching contributions on the same basis as all other eligible employees of our company.

(2)	Amounts in this column include the annual pension allowance for Mr. Wilson and Mr. Cawston, and pension top-up payments for Mr. Kirsis and Ms. Refsgaard as outlined in their offer letters.
(3)	Amounts in this column include the car allowance benefits for these executives as outlined in their offer letters and consistent with other senior U.K. employees.
(4)	Amounts in this column include reimbursement for bank fees.
(5)

Amounts in these columns include mobility benefits provided by GXO for Ms. Refsgaard for travel between her home in Copenhagen, Denmark and GXO's London office. These commuting benefits are comprised of hotel expenses ($7,336), flights ($5,393), travel meals ($362) and transportation expenses ($2,835).

(6)

Amounts in this column include reimbursement payments in connection with 2021 expatriate benefits for Mr. Kirsis per his assignment agreement in his prior role under XPO ($162,246) along with the relocation benefits provided by the company as outlined in their offer letters ($5,700 for Mr. Oran and $5,350 for Mr. Kirsis). Ms. Refsgaard is eligible for this service for the 2024 tax year and those expenses are expected to be incurred in 2025.

(7)

Amounts in this column reflect the tax gross-ups provided in respect to the relocation benefits provided by the company. Ms. Refsgaard is eligible for this service for the 2024 tax year and those expenses are expected to be incurred in 2025.

Grants of Plan-Based Awards

The following table sets forth additional details regarding grants of equity and non-equity plan-based awards. Additional information relevant to the equity awards shown in this table is included under the heading “Outstanding Equity Awards at Fiscal Year-End.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
Executive Officer	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)(2)		Grant Date Fair Value of Stock and Option Awards(4)
Malcolm Wilson	—	Cash Bonus	$770,000	$1,540,000	$3,080,000	—	—	—	—	—
	3/7/2024	RSU	—	—	—	—	—	—	27,087	$1,350,016
	3/7/2024(5)	PSU	—	—	—	31,602	63,203	126,406	—	$3,086,835
Baris Oran	—	Cash Bonus	$357,500	$715,000	$1,430,000	—	—	—	—	—
	3/7/2024	RSU	—	—	—	—	—	—	11,287	$562,544
	3/7/2024(5)	PSU	—	—	—	13,168	26,335	52,670	—	$1,286,201
Richard Cawston	—	Cash Bonus	$310,750	$621,500	$1,243,000	—	—	—	—	—
	3/7/2024	RSU	—	—	—	—	—	—	15,049	$750,042
	3/7/2024(5)	PSU	—	—	—	7,525	15,049	30,098	—	$734,993
	3/7/2024(6)	PSU	—	—	—	5,017	10,033	20,066	—	$500,045
Karlis Kirsis	—	Cash Bonus	$257,500	$515,000	$1,030,000	—	—	—	—	—
	3/7/2024	RSU	—	—	—	—	—	—	13,042	$650,013
	3/7/2024(5)	PSU	—	—	—	6,521	13,042	26,084	—	$636,971
Corinna Refsgaard	—	Cash Bonus	$187,949	$375,899	$751,798	—	—	—	—	—
	—	Cash Bonus(7)	$128,339	$128,339	$128,339	—	—	—	—	—
	4/8/2024	RSU	—	—	—	—	—	—	8,026	$420,161
	4/8/2024(5)	PSU	—	—	—	4,013	8,026	16,052	—	$391,990

46	© 2025 GXO Logistics, Inc.

(1)

As discussed in the “Executive Compensation Elements and Outcomes for 2024” section, the NEOs mutually agreed with the Committee to reduce the 2024 annual incentive compensation payout pursuant to the company's AIP payout for all NEOs to zero and, due to Mr. Wilson's retirement, reduced his AIP payout to zero based on the terms of his Service Agreement.

(2)

The maximum value of the Annual PSU awards at the grant date are as follows: Mr. Wilson - $6,173,669, Mr. Oran - $2,572,403, Mr. Cawston - $1,469,986, Mr. Kirsis - $1,273,943, and Ms. Refsgaard - $783,980. Mr. Cawston's Special PSUs have a maximum value at the grant date of $1,000,089.

(3)	Time-based RSUs granted to all NEOs will vest in equal increments on the first, second and third anniversaries of the grant date.
(4)

The amounts reflected in this column represent the aggregate grant date fair value of the awards made during 2024 as computed in accordance with FASB ASC Topic 718. The grant date value of PSUs included in this column is based upon the probable outcome at the time of grant, which is at target. See footnote 2 above for the maximum value of these awards. For additional information related to the measurement of stock-based compensation awards, please see “Notes to Consolidated Financial Statements—Note 14. Stock-Based Compensation” of our company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(5)

The payout of PSUs will be determined based on the achievement of specific goals calculated over a 3-year period beginning January 1, 2024 and ending on December 31, 2026. The maximum payout amount for the PSUs is 200% of target, and the threshold payout amount is 50% of target. No amount is payable if actual performance does not meet the threshold goal. See "Compensation Discussion and Analysis – 2024 LTI Design" for additional details.

(6)

The payout of Special PSUs will be determined based on the achievement of specific goals calculated over a 3-year period beginning January 1, 2024 and ending on December 31, 2026. The maximum payout amount for the PSUs is 200% of target, and the threshold payout amount is 50% of target. No amount is payable if actual performance does not meet the threshold goal. See "Compensation Discussion and Analysis – 2024 Special Grant" for additional details.

(7)	Ms. Refsgaard joined GXO in April 2024. The amount reflected in this row represents the one-time cash bonus awarded to Ms. Refsgaard upon her hire.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2024. Upon the spin-off of GXO from XPO (the “Spin-Off”), outstanding awards held by GXO employees, including the NEOs, were converted in accordance with the employee matters agreement. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off. Such adjusted awards are otherwise subject to the same terms and conditions that applied to the original XPO award immediately prior to the Spin-Off.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested($)(5)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(6)	Market of Payment Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Malcolm Wilson	118,744(7)	145,134(7)	$64.91	6/7/2031	79,721	$3,467,864	115,536	$5,025,816
Baris Oran	98,953(8)	120,945(8)	$65.60	5/17/2031	52,151	$2,268,569	51,455	$2,238,293
Richard Cawston	74,216(9)	90,707(9)	$64.91	6/7/2031	38,653	$1,681,406	46,016	$2,001,696
Karlis Kirsis	19,791(10)	24,188(10)	$64.13	7/15/2031	34,468	$1,499,358	26,001	$1,131,044
Corinna Refsgaard	—	—	$—	—	8,026	$349,131	8,026	$349,131

Note: Vesting of all outstanding equity awards is subject to continued employment by the NEO on the applicable vesting date, subject to certain exceptions in connection with a termination of employment.

(1)

For 12 months following the vesting date, shares issued upon the exercise of stock options are subject to a lock-up on sales, offers, pledges, contracts to sell, grants of any option, right or warrant to purchase or other transfers or dispositions.

(2)

Options were awarded by the Committee, and the exercise price is equal to the closing price of the company’s common stock on the day the awards were granted, subject to the conversion methodology as previously described.

(3)	Options awarded by the Committee expire 10 years after the grant date.
(4)	RSUs and earned PSUs vest subject to the individual terms of each award agreement as follows:
■	RSUs granted in March 2021 to Mr. Wilson for 3,503 shares, Mr. Cawston for 2,335 shares and Mr. Kirsis for 1,634 shares vest on March 10, 2025.
■

RSUs granted in March 2022 to Mr. Wilson for 7,500 shares, Mr. Oran for 3,750 shares, Mr. Cawston for 3,375 shares and Mr. Kirsis for 4,167 shares vest in two equal annual installments on April 1, 2025 and April 1, 2026.

■	RSUs granted in March 2022 to Mr. Oran for 12,500 shares vest on April 1, 2025.
■

PSUs granted in March 2022 to Mr. Wilson for 24,809 shares, Mr. Oran for 16,540 shares, Mr. Cawston for 11,165 shares and Mr. Kirsis for 5,906 shares vest in full on January 15, 2026. The performance period for the 2022 PSUs ended on December 31, 2024 and were certified by the Committee on March 6, 2025. The actual quantity of the 2022 PSUs that will vest is reflected in this column.

47	© 2025 GXO Logistics, Inc.

■

RSUs granted in March 2023 to Mr. Wilson for 16,822 shares, Mr. Oran for 8,074 shares, Mr. Cawston for 6,729 shares and Mr. Kirsis for 9,719 shares vest in three equal annual installments on March 7, 2025, March 7, 2026, and March 7, 2027.

■

RSUs granted in March 2024 to Mr. Wilson for 27,087 shares, Mr. Oran for 11,287 shares, Mr. Cawston for 15,049 shares and Mr. Kirsis for 13,042 shares vest in three equal annual installments on March 7, 2025, March 7, 2026, and March 7, 2027.

■	RSUs granted in April 2024 to Ms. Refsgaard for 8,026 shares vest in three equal annual installments on April 8, 2025, April 8, 2026, and April 8, 2027.
(5)	The values reflected in this column were calculated using $43.50, the closing price of the company’s common stock on the NYSE on December 31, 2024, the last trading day of our fiscal year 2024.
(6)

The quantity of PSUs in this column generally reflects gross shares if actual performance meets target goal. See "Compensation Discussion and Analysis – 2024 LTI Design" for additional details on 2024 PSU design. In aggregate, the forecasted goal achievement of the 2023 PSUs, 2024 PSUs and 2024 Special PSUs exceeded threshold performance and, as a result, the table reflects target performance value.

(7)

On June 7, 2022, Mr. Wilson vested in 26,387 stock options representing 10% of the original 263,878 stock options granted. On June 7, 2023, Mr. Wilson vested in 39,581 stock options representing 15% of the original stock options granted. On June 7, 2024, Mr. Wilson vested in 52,776 stock options, representing 20% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 25% of the original grant quantity on the fourth anniversary of the grant date and (2) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was June 7, 2021.

(8)

On May 17, 2022, Mr. Oran vested in 21,989 stock options representing 10% of the original 219,898 stock options granted. On May 17, 2023, Mr. Oran vested in 32,984 stock options representing 15% of the original stock options granted. On May 17, 2024, Mr. Oran vested in 43,980 stock options representing 20% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 25% of the original grant quantity on the fourth anniversary of the grant date and (2) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was May 17, 2021.

(9)

On June 7, 2022, Mr. Cawston vested in 16,493 stock options representing 10% of the original 164,923 stock options granted. On June 7, 2023, Mr. Cawston vested in 24,739 stock options representing 15% of the original stock options granted. On June 7, 2024, Mr. Cawston vested in 32,984 stock options representing 20% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 25% of the original grant quantity on the fourth anniversary of the grant date and (2) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was June 7, 2021.

(10)

On July 15, 2022, Mr. Kirsis vested in 4,398 stock options representing 10% of the original 43,979 stock options granted. On July 15, 2023, Mr. Kirsis vested in 6,597 stock options representing 15% of the original stock options granted. On July 15, 2024, Mr. Kirsis vested in 8,796 stock options representing 20% of the original stock options granted. The remaining unvested options vest on the following schedule: (1) 25% of the original grant quantity on the fourth anniversary of the grant date and (2) 30% of the original grant quantity on the fifth anniversary of the grant date, subject to the NEO’s continued employment with the company. The grant date of these options was July 15, 2021.

Option Exercises and Stock Vested

The following table sets forth the options exercised and stock vested for our NEOs during 2024.

				(1)
	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Malcolm Wilson	—	$—	12,860	$653,625
Baris Oran	—	$—	17,067	$907,077
Richard Cawston	—	$—	6,266	$317,510
Karlis Kirsis	—	$—	6,959	$354,084
Corinna Refsgaard	—	$—	—	$—
(1)	The values reflected in this column were calculated by multiplying the number of shares that vested in 2024 by the company's common stock price on the NYSE on the applicable vesting date.

48	© 2025 GXO Logistics, Inc.

Potential Payments Upon Termination or Change of Control

The following table sets forth the amounts of compensation that would be due to Mr. Wilson, Mr. Oran, Mr. Cawston, Mr. Kirsis and Ms. Refsgaard pursuant to their respective offer letter, confidential information protection agreement and service agreement, as applicable, and our Severance Plan upon the termination events as summarized below, as if each such event had occurred on December 31, 2024. The amounts shown below are estimates of the payments that each NEO would receive in certain instances. The actual amounts payable will be determined only upon the actual occurrence of any such event. As noted in "Agreements with NEOs and Severance Plan", GXO Logistics UK Limited and Mr. Wilson, entered into a Settlement Agreement on February 17, 2025. The table below does not reflect the amounts outlined in this Settlement Agreement but a summary of the payments that may be payable pursuant to the terms of the Settlement Agreement are summarized in "Agreements with NEOs and Severance Plan."

For more information regarding the payments and benefits to which our NEOs are entitled upon certain termination events or upon a Change of Control, see the discussion in this Proxy Statement under the heading “Agreements with NEOs and Severance Plan.”

	Malcolm	Baris		Richard	Karlis	Corinna
	Wilson	Oran		Cawston	Kirsis	Refsgaard
Termination without Cause:
Cash severance(1)(2)	$2,860,000	$1,690,000	(3)	$1,186,500	$1,030,000	$875,899
Acceleration of equity-based awards(4)(5)	$4,025,142	$2,397,155		$1,762,098	$1,170,759	$172,304
Continuation of medical/dental benefits(6)	$2,150	$24,060		$1,770	$1,434	$12,528
Total	$6,887,292	$4,111,215		$2,950,368	$2,202,193	$1,060,731
Voluntary Termination:
Cash severance(1)(7)	$880,000	$—		$565,000	$515,000	$250,000
Acceleration of equity-based awards(4)(5)	$—	$—		$—	$—	$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$880,000	$—		$565,000	$515,000	$250,000
Termination for Cause:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards	$—	$—		$—	$—	$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$—	$—		$—	$—	$—
Disability:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards(4)(5)	$3,859,799	$2,397,155		$1,651,869	$1,093,590	$172,304
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$3,859,799	$2,397,155		$1,651,869	$1,093,590	$172,304
Death:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards(4)(5)	$8,493,680	$4,506,861		$3,683,102	$2,630,402	$698,262
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$8,493,680	$4,506,861		$3,683,102	$2,630,402	$698,262
Change of Control and No Termination:
Cash severance	$—	$—		$—	$—	$—
Acceleration of equity-based awards	$—	$—		$—	$—	$—
Continuation of medical/dental benefits	$—	$—		$—	$—	$—
Total	$—	$—		$—	$—	$—
Change of Control and Termination without Cause or for Good Reason:
Cash severance(1)(9)	$7,590,000	$3,445,000		$2,994,500	$2,575,000	$2,127,697
Acceleration of equity-based awards(4)(5)(8)	$8,493,680	$4,506,861		$3,683,102	$2,630,402	$698,262
Continuation of medical/dental benefits(6)	$2,150	$24,060		$1,770	$1,434	$12,528
Total	$16,085,830	$7,975,921		$6,679,372	$5,206,836	$2,838,487

49	© 2025 GXO Logistics, Inc.

(1)	Amounts shown do not include any payments for accrued and unpaid salary, bonuses or vacation.
(2)

In the event of a termination by our company without Cause, cash severance payable to the NEO under the Severance Plan will be reduced, dollar for dollar, by other income earned by such NEO and offset by the amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities or similar benefits that the applicable NEO may separately be entitled to receive from the company or any affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation or statutory scheme. In the event of a termination by our company without Cause, the cash severance payable to Mr. Wilson, Mr. Cawston, Mr. Kirsis and Ms. Refsgaard under the Severance Plan is greater than the amount and value of pay in lieu of notice under the respective NEO’s U.K. service agreement. Under the non-duplication provisions within the Severance Plan, any payment of salary during the notice period and/or payment in lieu of notice would be offset against the payments payable to Mr. Wilson, Mr. Cawston, Mr. Kirsis and Ms. Refsgaard under the plan. As such, the calculations of cash severance pay for Mr. Wilson, Mr. Cawston, Mr. Kirsis and Ms. Refsgaard in the above table reflect the respective NEO’s maximum cash severance payable under the Severance Plan, using the respective NEO’s base salary effective as of December 31, 2024, plus a pro rata portion of the applicable NEO’s target bonus for the year in which termination occurs. The target bonus for Ms. Refsgaard in 2024 is based on a new hire salary proration, as Ms. Refsgaard joined GXO on April 8, 2024. In the event of a termination by our company without Cause, Mr. Oran will be entitled to the greater of the cash severance payable under the Severance Plan or the cash severance payable under his confidential information protection agreement. The calculations of severance pay for Mr. Oran in the above table reflect his maximum cash severance payable under the respective confidential information protection agreement, using his base salary effective as of December 31, 2024, plus a pro rata portion of his award under the AIP for the year in which termination occurs, payable during the 18-month post-termination non-compete period.

(3)

Our company has the right to extend the period during which Mr. Oran is bound by the non-competition covenant in his confidential information protection agreement for up to 12 additional months, which would extend the non-compete period from 18 months to up to 30 months following termination. During each six-month period the non-compete is extended, Mr. Oran, as applicable, would be entitled to receive cash compensation equal to his monthly base salary as in effect on the date his or her employment terminated, plus an amount equal to 50% of his target bonus amount under the AIP for the year in which termination occurs. Fully extending the non-compete provision would increase the amounts shown as “Cash Severance” by up to $1,365,000 for Mr. Oran. These amounts assume the company fully extended the non-compete periods.

(4)	The values reflected in this column were calculated using $43.50, the closing price of the company’s common stock on the NYSE on December 31, 2024, the last trading day of our fiscal year 2024.
(5)

Certain RSUs and PSUs granted under the company’s 2021 Omnibus Incentive Compensation Plan and awards that GXO assumed in connection with the Spin-Off, provide for pro-rata vesting in connection with certain terminations of employment. Additionally, in cases of a Change of Control, awards accelerate only if they are not assumed or substituted, or there is an involuntary termination or termination for Good Reason. The numbers in the table assume there is no assumption or substitution.

(6)

The amounts of continued medical and dental benefits shown in the table for Mr. Wilson, Mr. Cawston, Mr. Kirsis and Ms. Refsgaard reflect payment under the Severance Plan of a lump sum amount to the applicable NEO in lieu of the per annum costs for the company or its affiliate to provide health benefits for the applicable NEO pursuant to applicable law. The amounts were converted to U.S. dollars at an exchange rate of approximately £1=$1.277 (the yearly average exchange rate during fiscal year 2024 available on the Internal Revenue Service website). The amounts of continued medical and dental benefits shown in the table for Mr. Oran i) have been calculated based upon our current actual costs of providing the benefits through COBRA and (ii) have not been discounted for the time value of money. In the event of a termination without Cause, continued medical and dental benefits for Mr. Oran would cease when he commences employment with a new employer.

(7)

In the event of a resignation by either Mr. Wilson, Mr. Cawston, Mr. Kirsis or Ms. Refsgaard, the amounts shown assume they receive full pay in lieu of notice under the respective NEO’s U.K. service agreement or they receive the money as a monthly payment of salary because they either work out their notice period or they are placed on garden leave for the notice period. If the NEO resigns, the NEO and the company will most likely agree to a shorter notice period, reducing the amount of money that would have to be paid to the NEO. As noted in "Agreements with NEOs and Severance Plan", GXO Logistics UK Limited and Mr. Wilson, entered into a Settlement Agreement on February 17, 2025. The table does not reflect the amounts outlined in this Settlement Agreement but a summary of the payments that may be payable pursuant to the terms of the Settlement Agreement are summarized in "Agreements with NEOs and Severance Plan."

(8)

The XPO stock options that GXO assumed in connection with the Spin-Off that Messrs. Wilson, Oran, Cawston and Kirsis received in connection with their offer letters accelerate upon an involuntary termination or termination for Good Reason following a Change of Control.

(9)

Pursuant to the Severance Plan discussed below, in the event of a termination without Cause or by the NEO for Good Reason upon or within two (2) years of a “change in control” (as defined in the Severance Plan), the applicable NEO (other than Mr. Wilson) will receive a lump sum cash severance payment equal to two times the sum of the NEO’s annual base salary and target annual bonus plus a pro-rata portion of the applicable NEO’s target bonus, and Mr. Wilson will receive two and one-half times the sum of his annual base salary and target annual bonus, plus a pro-rata portion of his target bonus. The amount noted for Ms. Refsgaard reflects proration of both the target annual bonus and the pro-rata portion of her target bonus, as Ms. Refsgaard joined GXO on April 8, 2024. As noted in "Agreements with NEOs and Severance Plan", GXO Logistics UK Limited and Mr. Wilson, entered into a Settlement Agreement on February 17, 2025. The table does not reflect the amounts outlined in this Settlement Agreement but a summary of the payments that may be payable pursuant to the terms of the Settlement Agreement are summarized in "Agreements with NEOs and Severance Plan."

CEO PAY RATIO DISCLOSURE

As required by Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our CEO to the compensation of our median employee. The pay ratio and annual total compensation amount disclosed in this section are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules.

50	© 2025 GXO Logistics, Inc.

Identifying the Median Employee

We have identified our median employee using our world-wide employee population as of October 31, 2024, and measuring compensation based on total pay actually received over the period November 1, 2023, to October 31, 2024. In 2021 we selected December 31, 2021 as the date on which to determine our median employee. We changed the determination date in fiscal year 2024 for internal administrative reasons. As permitted by SEC rules, we calculated the 2024 pay ratio set forth below using the below methodology.

■

The median employee was identified by calculating the 2024 cash compensation for the population of 86,088 employees excluding the CEO. For this purpose, cash compensation included all earnings paid to each employee during the calendar year, including base salary and wages, bonuses, commissions, overtime and holiday or PTO pay. Compensation was converted into U.S. dollars using the average currency conversion rates during October 2024.

■

As of October 31, 2024, GXO had 86,088 employees globally, including 21,506 U.S. employees and 64,582 non-U.S. employees. In determining the identity of our median employee, no employees were excluded. This employee group included full-time, part-time and seasonal employees.

Annual Compensation of Median Employee using Summary Compensation Table Methodology

After identifying the median employee as described above, we calculated annual total compensation for this employee using the same methodology we used for our CEO in the 2024 Summary Compensation Table. This compensation calculation includes, where applicable, base salary and wages, bonuses, commissions, overtime, holiday or PTO pay, equity awards and employer-paid retirement contributions. The compensation for our median employee was $39,444 and the compensation for our CEO was $5,531,791.

2024 Pay Ratio

Based on the above information, we reasonably estimate that for 2024 our CEO’s annual total compensation was 140 times that of the median of the annual total compensation of all our employees excluding the CEO. The pay ratio reported by other companies may not be comparable to the pay ratio reported above, due to variances in business mix, proportion of seasonal and part-time employees and distribution of employees across geographies.

PAY VERSUS PERFORMANCE DISCLOSURE

Pay Versus Performance Table

As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation “actually paid” (referred to as “Compensation Actually Paid” or the “CAP Amounts”) to the Chief Executive Officer (“CEO”) and the Other Named Executive Officers (“Other NEOs”) and the financial performance of the company. Compensation Actually Paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For a discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review the "Compensation Discussion and Analysis" disclosure of this Proxy Statement.

The financial performance measures included in the table below are the company’s total shareholder return (“TSR”), peer groups' TSR, based on the S&P 500 Technology Index and the S&P 500 Transportation Index (as disclosed under Item 201(e) of Regulation S-K), and the company’s GAAP Net Income. Adjusted EBITDA was identified by the company as the most important financial measure used to link Compensation Actually Paid to company performance for the most recent fiscal year.

	(1)		(1)(2)	(1)(2)(3)		(4)(5)	(4)(6)		(7)
					Value of Initial Fixed $100 Investment Based on:
Fiscal Year	Summary Compensation Table Total to CEO(1)	Compensation Actually Paid to CEO(1)(2)	Average Summary Compensation Table Total to Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(1)(2)	GXO Total Shareholder Return(3)	Peer Group Total Shareholder Return(3)(4)	Peer Group Total Shareholder Return(3)(5)	GAAP Net Income ($M)	Adjusted EBITDA ($M)(6)
2024	$5,531,791	($436,193)	$2,151,651	$3,927	$68.97	$176.94	$102.62	$138	$815
2023	$6,733,662	$11,859,635	$2,325,357(7)	$4,188,777(7)	$96.97	$129.52	$102.32	$233	$741
2022	$4,851,558	($9,395,561)	$2,507,302(7)	($1,111,379)(7)	$67.69	$82.06	$90.89	$200	$728
2021	$10,176,933	$19,626,392	$3,347,045	$5,218,189	$144.01(8)	$114.28(8)	$111.02(8)	$161(8)	$611(8)
(1)

The CEO was Malcolm Wilson for all years in the table. The Other NEOs were inclusive of Baris Oran, Karlis Kirsis, Maryclaire Hammond and Elizabeth Fogarty for 2021 and 2022 and additionally inclusive of Richard Cawston in 2023. For 2024, the Other NEOs were inclusive of Baris Oran, Richard Cawston, Karlis Kirsis and Corinna Refsgaard. Amounts presented are averages for the entire group of Other NEOs in each respective year they were NEOs.

51	© 2025 GXO Logistics, Inc.

(2)

The following tables describe the adjustments to calculate the CAP Amounts from the Summary Compensation Table Amounts (“SCT Amounts”) for fiscal year 2024. Pursuant to the applicable rules, the amounts in the “Stock Awards” column from the Summary Compensation Table are subtracted from the SCT Amounts and the values reflected in the table below are added or subtracted as applicable. The fair value of equity awards was computed in accordance with the company’s methodology used for financial reporting purposes.

	CEO(1)
Prior FYE	12/31/2023	12/31/2022	12/31/2021	12/31/2020
Current FYE	12/31/2024	12/31/2023	12/31/2022	12/31/2021
Fiscal Year	2024	2023	2022(9)	2021(9)
Summary Compensation Table Total	$5,531,791	$6,733,662	$4,851,558	$10,176,933
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($4,436,851)	($4,221,221)	($2,964,294)	($6,746,322)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$3,879,275	$5,641,348	$1,323,040	$12,250,385
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	($4,893,176)	$717,897	($2,242,230)	$120,827
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($517,232)	$2,987,949	($10,363,633)	$3,824,569
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—	$—
Compensation Actually Paid	($436,193)	$11,859,635	($9,395,561)	$19,626,392

	Other NEOs(1)
Prior FYE	12/31/2023	12/31/2022	12/31/2021	12/31/2020
Current FYE	12/31/2024	12/31/2023	12/31/2022	12/31/2021
Fiscal Year	2024	2023	2022(9)	2021(9)
Summary Compensation Table Total	$2,151,651	$2,325,357	$2,507,302	$3,347,045
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	($1,483,240)	($1,276,956)	($1,545,641)	($1,972,681)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$1,268,948	$1,690,157	$767,803	$3,497,007
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	($1,720,524)	$292,963	($418,447)	$23,468
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($212,907)	$1,157,256	($2,422,397)	$323,350
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—	$—
Compensation Actually Paid	$3,927	$4,188,777	($1,111,379)	$5,218,189

(3)

TSR, in the case of both the company and the peer groups, for fiscal year 2021 reflects the cumulative return of $100 as if invested on August 2, 2021, the date of the Spin-Off, through the end of the 2021 fiscal year and assumes the reinvestment of dividends. TSR for 2022, 2023 and 2024 reflects the cumulative return of $100 as if invested from August 2, 2021 through the end of each fiscal year and assumes the reinvestment of dividends.

(4)	The peer group used is the S&P 500 Technology Index.
(5)	The peer group used is the S&P 500 Transportation Index.
(6)	See Annex A for reconciliations of non-GAAP financial measures.
(7)

The salaries for two of our 2022 and 2023 Other NEOs have been amended to include the following amounts, which were inadvertently omitted in prior filings: Mr. Oran - $13,846 and $16,615, respectively, and Mr. Fogarty - $9,231 and $11,077, respectively.

(8)	Reflects the full year 2021, including periods prior to the Spin-Off.
(9)

Stock award values in reporting years 2021 and 2022 were amended from previous Proxy Statement disclosures to reflect the revision in stock option fair value methodology consistent with SEC CD&I 128D.21. Additionally, the 2021 reporting year stock award values were amended from previous Proxy Statement disclosures to consider the stock award values for the full year consistent with SEC CD&I 128D.14, including the period prior to our Spin-Off from XPO.

52	© 2025 GXO Logistics, Inc.

Relationship Between Compensation Actually Paid and Performance Measures

The following graphs describe the relationships between the CAP Amounts (as calculated above) for our CEO and Other NEOs as compared to our TSR, GAAP Net Income and Adjusted EBITDA. In addition, the first chart below compares our cumulative TSR and peer group cumulative TSR for the indicated years.

Compensation Actually Paid vs. Total Shareholder Return
Compensation Actually Paid ($M)
Cumulative TSR
$25
$20
$15
$10
$5
$0
($5)
($10)
($15)
$200
$180
$160
$140
$120
$100
$80
$60
2021
2022
2023
2024
$19.6
$5.2
$144.01
$114.28
$111.02
($9.4)
($1.1)
$90.89
$82.06
$67.69
$11.9
$4.2
$129.52
$102.32
$96.97
($0.4)
$0.0
$176.94
$102.62
$68.97
CEO CAP
Average Other NEO CAP
GXO TSR
S&P 500 Transportation Index TSR
S&P 500 Information Technology Index TSR

Compensation Actually Paid vs. GAAP Net Income
$25
$20
$15
$10
$5
$0
($5)
($10)
($15)
Compensation Actually Paid ($M)
$250
$230
$210
$190
$170
$150
$130
GAAP Net Income ($M)
$19.6
$5.2
($9.4)
($1.1)
$11.9
$4.2
($0.4)
$0.0
$161
$200
$233
$138
2021
2022
2023
2024
CEO CAP
Average Other NEO CAP
GAAP Net Income

53	© 2025 GXO Logistics, Inc.

Compensation Actually Paid vs Adjusted EBITDA
Compensation Actually Paid ($M)
Adjusted EBITDA ($M)
$25
$20
$15
$10
$5
$0
($5)
($10)
($15)
$860
$810
$760
$710
$660
$610
$19.6
$5.2
($9.4)
($1.1)
$11.9
$4.2
($0.4)
$0.0
$611
$728
$741
$815
2021
2022
2023
2024
CEO CAP
Average Other NEO CAP
Adjusted EBITDA

Most Important Financial Performance Measures

The following is a list of the most important financial performance measures used by the company to link compensation actually paid to the NEOs and company performance for the fiscal year ended December 31, 2024.

Financial Performance Measures(1)
Adjusted EBITDA
Free Cash Flow
Organic Revenue
Net New Business
(1)	See “Non-GAAP Financial Measures” in Annex A for additional information.

AGREEMENTS WITH NEOS AND SEVERANCE PLAN

We have offer letters and service agreements with each of the NEOs, and adopted the GXO Logistics, Inc. Severance Plan (the "Severance Plan"). The material terms of these letters, service agreements and the Severance Plan are described below.

Special Note Regarding the Spin-Off

As of the Spin-Off date, to the extent applicable, GXO assumed the offer letters and service agreements for Messrs. Wilson, Oran, Cawston, and Kirsis. Upon the Spin-Off, outstanding awards held by GXO employees, including the NEOs, were converted in accordance with the employee matters agreement between GXO and XPO. The purpose of the conversion methodology used was to maintain the aggregate intrinsic value of the award immediately after the Spin-Off when compared to the aggregate intrinsic value immediately prior to the Spin-Off. Such adjusted awards are otherwise subject to the same terms and conditions that applied to the original XPO award immediately prior to the Spin-Off.

54	© 2025 GXO Logistics, Inc.

Offer Letter, Service Agreement and Settlement Agreement with Chief Executive Officer

The offer letter and service agreement with Malcolm Wilson provide for Mr. Wilson to serve as Chief Executive Officer of GXO and to receive an annual compensation package consisting of a base salary of £468,000, a target annual bonus award of 115% of base salary, an annual equity award consisting of 30% RSUs and 70% PSUs with a total target value of $850,000 for the 2021 performance year and a pension allowance equal to 17.79% of base salary. In addition, the offer letter and service agreement provide for an XPO equity award of 120,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Wilson’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off as described above under “Special Note Regarding the Spin-Off.” Mr. Wilson’s base salary is subject to annual review and adjustment by the Committee. Mr. Wilson’s annual base salary was $880,000, effective April 1, 2024.

As previously noted, Mr. Wilson will retire as CEO and director of GXO in 2025. As a part of this transition, on February 17, 2025, Mr. Wilson entered into a Settlement Agreement with GXO Logistics UK Limited, which provides certain payments and benefits on termination (subject to certain conditions including Mr. Wilson’s execution of a waiver and release of claims). In recognition of Mr. Wilson’s significant contributions to GXO’s success and his continuing leadership as CEO while the company searches for a successor, the Committee determined to treat his retirement for purposes of his service agreement, GXO’s Severance Plan, and pro-rata vesting of his outstanding LTI awards as an involuntary termination without cause. Additionally, the company secured a longer, 3-year non-compete covenant by Mr. Wilson (in contrast to the 12-month non-compete provided in his Service Agreement), in exchange for certain additional payments to Mr. Wilson, as set forth in the settlement agreement.

Pursuant to Mr. Wilson's Settlement Agreement, upon Mr. Wilson's termination of employment (which will occur on the earlier of (i) a date chosen at GXO’s discretion (not earlier than August 15, 2025) or (ii) December 3, 2025 (provided that, (a) GXO reserves the right to place Mr. Wilson on garden leave at any time, in its sole discretion and (b) Mr. Wilson will receive his base salary, pension and car allowance through December 3, 2025 as pay in lieu of notice if the ultimate final date of employment is before December 3, 2025)), in addition to accrued but unpaid benefits and compensation: (i) Mr. Wilson will receive (x) all severance payments due to Mr. Wilson under GXO's Severance Plan upon an involuntary termination without cause (totaling $2,860,000), and (y) additional payments totaling $3,000,000 that will generally be paid in equal quarterly installments in arrears over a period of three years (the "ex gratia and non-compete payments"), subject to Mr. Wilson’s not having competed with GXO or any of its subsidiaries or affiliates prior to each such payment date and a clawback of all payments (on an after-tax basis) made within the preceding 12 months if Mr. Wilson violates the non-compete; (ii) Mr. Wilson's time-vested RSUs and PSUs (to the extent earned based on actual performance) will be subject to pro-rated vesting through his termination date in accordance with their terms and (iii) GXO will consider Mr. Wilson for a pro-rated bonus in recognition of a successful transition period. Mr. Wilson’s Settlement Agreement also provides that a number of shares of GXO common stock received upon settlement of such PSU and RSU awards with an aggregate value of $1,000,000 will be subject to a lock-up on sales, offers, pledges, as well as any other transfers or dispositions, directly or indirectly, through December 3, 2026.

The Committee determined that the payments under the Severance Plan, the ex gratia and non-compete payments and pro-rata vesting for the applicable RSUs and PSUs were appropriate due to Mr. Wilson's long and successful tenure with the company and its legacy parent, continued engagement as CEO without unnecessary distraction, assistance with the selection of a new CEO, continued leadership and support during this transition for GXO, and agreement to extend the post-termination non-compete period from 12 months to three years. Per Mr. Wilson’s Service Agreement and the Settlement Agreement, he will not receive any further equity or long-term incentive awards following December 3, 2024.

Offer Letter with Chief Financial Officer

The offer letter with Baris Oran provides for Mr. Oran to serve as Chief Financial Officer of GXO and to receive an annual compensation package consisting of a base salary of not less than $600,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 30% RSUs and 70% PSUs with a total target value of $800,000 for the 2021 performance year. In addition, the offer letter provides for an XPO equity award of 100,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Oran’s continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Mr. Oran’s base salary is subject to annual review and adjustment by the Committee. Mr. Oran’s annual base salary was $650,000, effective April 1, 2024.

55	© 2025 GXO Logistics, Inc.

Offer Letter and Service Agreement with Chief Revenue Officer

The offer letter and service agreement with Richard Cawston provide for Mr. Cawston to serve as the President - Europe and to receive an annual compensation package consisting of a base salary of not less than £310,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 30% RSUs and 70% PSUs with a total target value of $600,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 75,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Cawston's continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” In December 2023, Mr. Cawston assumed the newly-created role of Chief Revenue Officer and President of Europe. Mr. Cawston's base salary is subject to annual review and adjustment by the Committee. Mr. Cawston's annual base salary was $565,000, effective April 1, 2024. Mr. Cawston's annual equity award consists of 50% RSUs and 50% PSUs, effective March 7, 2024, with a total target value of $1,500,000 for the 2024 performance year.

Offer Letter and Service Agreement with Chief Legal Officer

The offer letter and service agreement with Karlis Kirsis provide for Mr. Kirsis to serve as the Chief Legal Officer and to receive an annual compensation package consisting of a base salary of not less than £310,000, a target annual bonus award of 100% of base salary and an annual equity award consisting of 50% RSUs and 50% PSUs with a total target value of $350,000 for the 2021 performance year. In addition, the offer letter and service agreement provide for an XPO equity award of 20,000 stock options relating to XPO common stock that will vest in installments over the five-year period following the grant date, subject to (i) the occurrence of the Spin-Off by March 31, 2022, and (ii) Mr. Kirsis’ continued employment with XPO and then GXO after the Spin-Off through each applicable vesting date. Treatment of such XPO stock option award will be consistent with the treatment of other outstanding XPO equity-based compensation awards held by GXO employees in connection with the Spin-Off, as described above under “Special Note Regarding the Spin-Off.” Mr. Kirsis also entered into a U.K. pension top-up agreement with XPO in connection with his role with GXO following the Spin-Off, which states that XPO will provide a top-up to his pension account of 4% of base salary, subject to his individual contribution of at least 8% of base salary (which additional contribution will be grossed up to offset any additional tax impact). Mr. Kirsis’ base salary is subject to annual review and adjustment by the Committee. Mr. Kirsis’ annual base salary was $515,000, effective April 1, 2024.

Offer Letter and Service Agreement with Chief Human Resources Officer

The offer letter and service agreement with Ms. Refsgaard provide for Ms. Refsgaard to serve as the Chief Human Resources Officer of GXO and to receive an annual compensation package consisting of a base salary of not less than £402,000, a target annual bonus award of 100% of base salary, car allowance of £9,360, certain tax advisory services, and certain commuting benefits with respect to her travel between her home in Denmark and the GXO office's in London. Ms. Refsgaard is also eligible for an annual LTI award. Additionally, as part of Ms. Refsgaard's hire, Ms. Refsgaard was paid a sign-on bonus of £100,500, and received a 2024 LTI award consisting of 50% RSUs and 50% PSUs. Ms. Refsgaard also entered into a U.K. pension top-up agreement in connection with her role with GXO, which states that GXO will provide a top-up to her pension account of 4% of base salary, subject to her individual contribution of at least 8% of base salary (which additional contribution will be grossed up to offset any additional tax impact). Ms. Refsgaard’s annual base salary was $500,000, effective April 8, 2024.

GXO Severance Plan

In connection with the Spin-Off, GXO adopted a severance plan. The eligible participants under the Severance Plan include the NEOs and our other executive officers and key members of executive management.

Pursuant to the Severance Plan, any GXO executive officer whose employment is terminated without Cause at any time other than within the two years following a “change in control” (as such terms are defined in the Severance Plan) of GXO would be entitled to receive (subject to the officer’s execution of a release of claims in favor of GXO and continuing compliance with the officer’s confidential information protection agreement that includes restrictive covenants relating to confidentiality, ownership of intellectual property, non-hire and non-solicitation of employees, non-solicitation of customers, non-competition and non-disparagement):

■	continuation of annual base salary for 18 months (for the Chief Executive Officer) or 12 months (for other executive officers);
■	a prorated target annual bonus for the year of termination (the “Prorated Bonus”); and
■

up to 18 months (for the Chief Executive Officer) or 12 months (for other executive officers) of healthcare benefit coverage continuation at the active employee rate for healthcare benefit coverage or a cash payment in lieu thereof (the “Healthcare Benefit”).

56	© 2025 GXO Logistics, Inc.

Pursuant to the Severance Plan, any GXO executive officer whose employment is terminated without Cause or who resigns for Good Reason on or within the two years following a “change in control” (as such terms are defined in the Severance Plan) of GXO, would be entitled to receive (subject to the officer’s execution of a release of claims in favor of GXO and continuing compliance with the officer’s confidential information protection agreement, service agreement or other similar contractual obligations):

■

a lump sum cash severance payment equal to two and one-half times (for the Chief Executive Officer) and two times (for other executive officers) the sum of (a) the officer’s annual base salary and (b) the officer’s target annual bonus;

■	the Prorated Bonus; and
■	the Healthcare Benefit.

The Severance Plan provides that in the event that the payments and benefits to a NEO in connection with a change in control, whether pursuant to the Severance Plan or otherwise, are subject to the golden parachute excise tax imposed under Sections 280G and 4999 of the IRS Code, then the officer will either receive all such payments and benefits and pay the excise tax or such payments and benefits will be reduced to the extent necessary so that the excise tax does not apply, whichever approach results in a higher after-tax amount of the payments and benefits being retained by the officer.

Cash severance payable to the executive officer under the Severance Plan will be reduced, dollar for dollar, by other income earned by such executive officer and offset by the amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities or similar benefits that the applicable executive officer may separately be entitled to receive from the company or any affiliate based on any employment agreement or other contractual obligation or statutory requirement in respect of the applicable termination of employment, including pursuant to the GXO confidential information protection agreement, as applicable, which provides for minimum payments of the GXO executive officer’s base salary, plus a pro rata portion of the applicable executive officer’s award under the AIP for the year in which termination occurs, for 18 months following termination if the executive officer is terminated without cause.

Clawbacks

Under certain agreements with the NEOs, the applicable NEO is subject to certain long-term incentive compensation clawback provisions in the event of: (1) a breach of the restrictive covenants, (2) termination of his or her employment by our company for cause or (3) his or her engagement in fraud or willful misconduct that contributes materially to any financial restatement or material loss to our company or its affiliates.

Furthermore, under certain agreements with the NEOs, the applicable NEO is subject to certain annual bonus forfeiture and clawback provisions in the event that the applicable NEO engages in fraud or other willful misconduct that contributes materially to any financial restatement or material loss to our company.

In addition, in the event that the applicable NEO breaches any restrictive covenant, such NEO will be required, upon written notice from us, to forfeit or repay to our company his or her severance payments.

In certain circumstances, the triggering event must have occurred within a certain period for us to be able to cause the forfeiture or clawback of the equity-based awards, annual bonus or severance payments.

Each NEO shall also be subject to any other clawback policy of the company as may be in effect from time to time or any clawback as may be required by applicable law. See “Our Executive Compensation Governance Framework” section for further details regarding our clawback policy.

57	© 2025 GXO Logistics, Inc.

Restrictive Covenants

Under the NEO service agreements and confidential information protection agreements, as applicable, the applicable NEO is generally subject to the following restrictive covenants: employee and customer non-solicitation during employment and for a period of one year thereafter; confidentiality and non-disparagement during employment and thereafter; and non-competition during employment and for a minimum period of one year thereafter. In addition, under the confidential information protection agreements for Mr. Oran, our company has the right to extend the non-competition covenant up to 12 additional months, which would extend the non-compete period from 18 months to up to 30 months following termination. During each six-month period the non-compete is extended, Mr. Oran, as applicable, would be entitled to receive cash compensation equal to his monthly base salary in effect on the date of termination, plus an amount equal to 50% of the target bonus amount under the AIP for the year in which termination occurs.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of December 31, 2024, with respect to the company’s compensation plans under which equity securities are authorized for issuance.

	(1)	(2)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	2,731,118	$64.67	6,864,949
Equity compensation plans not approved by security holders	—	—	—
Total	2,731,118	$64.67	6,864,949
(1)	Represents 1,379,074 RSUs, 457,329 PSUs and 894,715 options outstanding.
(2)	The weighted average exercise price is based solely on the 894,715 outstanding options.

58	© 2025 GXO Logistics, Inc.

AUDIT-RELATED MATTERS

AUDIT COMMITTEE REPORT

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such statement by reference.

The Audit Committee (“we” in this Audit Committee Report) currently consists of Mr. Shaffer (chair), Ms. Ashe, Ms. Chatfield and Mr. Fassler.

The Board of Directors has determined that each current member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under the Securities and Exchange Commission (“SEC”) rules, the listing standards of NYSE, our Audit Committee charter and the independence standards set forth in the GXO Logistics, Inc. Corporate Governance Guidelines. The Board of Directors has also determined that Mr. Shaffer qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. As described more fully below, in carrying out its responsibilities, the Audit Committee relies on management and GXO’s independent registered public accounting firm (the “outside auditors”). The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at www.gxo.com.

In accordance with our charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities include oversight of: (i) GXO’s accounting and financial reporting processes, including the effectiveness of the company’s systems of internal controls over financial reporting and disclosure controls, (ii) the integrity of GXO’s financial statements, (iii) GXO’s compliance with legal and regulatory requirements, (iv) the qualifications and independence of GXO’s outside auditors and (v) the performance of GXO’s outside auditors and internal audit function. Management is responsible for GXO’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. We are solely responsible for selecting and reviewing the performance of GXO’s outside auditors and, if we deem appropriate in our sole discretion, terminating and replacing the outside auditors. We also are responsible for reviewing and approving the terms of the annual engagement of GXO’s outside auditors, including the scope of audit and non-audit services to be provided by the outside auditors and the fees to be paid for such services and discussing with the outside auditors any relationships or services that may impact the objectivity and independence of the outside auditors.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the company’s management and our outside auditor KPMG LLP (“KPMG”). Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual and quarterly reports with the SEC. We discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Auditing (“PCAOB”) and the SEC.

KPMG also provided us with written disclosures required by applicable requirements of the PCAOB regarding the outside auditor’s communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. KPMG has confirmed its independence, and we determined that KPMG’s provision of non-audit services to GXO is compatible with maintaining its independence. We also reviewed a report by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review of GXO’s audited consolidated financial statements with management and KPMG, KPMG’s report on such financial statements and the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in GXO’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Audit Committee

Oren Shaffer, Chair

Gena Ashe, Member

Clare Chatfield, Member

Matthew Fassler, Member

59	© 2025 GXO Logistics, Inc.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY THE OUTSIDE AUDITORS

The Audit Committee’s charter requires review and pre-approval by the Audit Committee of all audit services provided by our outside auditors and, subject to the de minimis exception under applicable SEC rules, all permissible non-audit services provided by our outside auditors. The Audit Committee has delegated to its chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our outside auditors and the fees to be paid. Any such approval must be reported to the Audit Committee at its next scheduled meeting. As required by Section 10A of the Exchange Act, the Audit Committee pre-approved all audit and non-audit services provided by our outside auditors during 2024 and 2023.

SERVICES PROVIDED BY THE OUTSIDE AUDITORS

As described above, the Audit Committee is responsible for the appointment, compensation, oversight, evaluation and termination of our outside auditors. Accordingly, the Audit Committee retained KPMG to serve as our independent registered public accounting firm for fiscal year 2025 on April 17, 2025.

The following table shows the fees for audit and other services provided by KPMG for fiscal years 2024 and 2023.

Fee Category	2024	2023
Audit Fees	$7,262,920	$5,750,000
Audit-Related Fees	81,720	65,100
Tax Fees	135,080	77,982
All Other Fees	1,340,110	1,035,020
Total Fees	$8,819,830	$6,928,102

Audit Fees. This category includes fees for professional services rendered by KPMG for 2024 and 2023, for the audits of our financial statements included in our Annual Report on Form 10-K and for reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that an independent auditor would customarily provide in connection with subsidiary audits and statutory requirements.

Audit-Related Fees. The 2024 and 2023 fees for this category include services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting.

Tax Fees. Tax fees generally consist of U.S. and foreign tax compliance and related planning and assistance with tax refund claims, tax consulting, expatriate tax services and tax-related advisory services. Independent risks are mitigated by established safeguards following agreed upon standard work.

All Other Fees. This category represents fees for all other services or products provided but not covered by the categories above.

60	© 2025 GXO Logistics, Inc.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

Proposal 1: Election of Directors

Our Board of Directors has nominated for election at the Annual Meeting each of the following persons to serve as directors until the 2026 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal:

Brad Jacobs
Marlene Colucci

Todd Cooper

Matthew Fassler

Julio Nemeth

Jason Papastavrou, Ph.D.

Torsten Pilz, Ph.D.

Laura Wilkin

Kyle Wismans

Pursuant to our amended and restated certificate of incorporation, our Board was classified with members of each class serving staggered three-year terms until the Annual Meeting. Mr. Jacobs and Ms. Colucci were elected as Class III directors by our stockholders at our 2024 Annual Meeting of Stockholders for a term expiring at the Annual Meeting. Dr. Papastavrou was elected as a Class II director by our stockholders at our 2023 Annual Meeting of Stockholders for a term expiring at the Annual Meeting. Mr. Jacobs, the company’s chairman, identified Mr. Fassler as a director candidate and presented such candidate to the Nominating, Corporate Governance and Sustainability Committee as highly qualified candidate. Upon the recommendation of the Nominating, Corporate Governance and Sustainability Committee, the Board appointed Mr. Fassler as a Class I director on October 11, 2023 for a term expiring at the Annual Meeting. As part of our ongoing commitment to Board refreshment, we have the following five (5) new director nominees standing for election this year, Todd Cooper, Julio Nemeth, Torsten Pilz Ph.D., Laura Wilkin and Kyle Wismans, whom were identified as potential candidates for election to the Board by a third party consulting firm that assisted the company in identifying and evaluating potential director nominees and each candidate was recommended by the Nominating, Corporate Governance and Sustainability Committee as highly qualified candidates to be nominated for election at the Annual Meeting. Oren Shaffer, Gena Ashe, Clare Chatfield, Joli Gross and Malcolm Wilson will not stand for re-election at the Annual Meeting. As of the Annual Meeting, all of our directors will stand for election each year for one-year terms, and our Board is therefore no longer divided into three classes. Information about the nominees is set forth above under the heading “Board of Directors and Corporate Governance—Directors and Director Nominees.”

In the event that any of these nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxy voting for his or her election will be voted for any nominee who shall be designated by the Board to fill the vacancy. As of the date of this Proxy Statement, we are not aware that any of the nominees is unable or will decline to serve as a director if elected.

REQUIRED VOTE

The election of each of the nine (9) director nominees named in this Proxy Statement requires the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) by holders of shares of our common stock. If any incumbent director standing for election receives a greater number of votes “against” his or her election than votes “for” his or her election, our bylaws require that such person must promptly tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the election to our Board of Directors of each of the nominees listed above.

61	© 2025 GXO Logistics, Inc.

Proposal 2: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2025

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the year ending December 31, 2025. KPMG has served as our independent registered public accounting firm since the year ended December 31, 2021.

We are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2025. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider whether it is appropriate and advisable to appoint a different independent registered public accounting firm. Even if our stockholders ratify the appointment of KPMG, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time if it determines that such a change would be in the best interests of our company and our stockholders.

Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

REQUIRED VOTE

Ratification of the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2025, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2025.

62	© 2025 GXO Logistics, Inc.

Proposal 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we are asking our stockholders to approve the following advisory resolution:

RESOLVED, that the stockholders of GXO Logistics, Inc. (the “company”) hereby approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement for the company’s 2025 Annual Meeting of Stockholders.

We encourage stockholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures included in this Proxy Statement. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our NEOs and key employees with the long-term interests of our stockholders while also enabling us to attract and retain talented executives.

This resolution, commonly referred to as a “say-on-pay” resolution, is not binding on our Board. Although the resolution is non-binding, our Board and the Compensation Committee will consider the voting results when making future decisions regarding our executive compensation program.

At the 2022 Annual Meeting of Stockholders, our stockholders voted to approve an annual holding of the advisory vote on executive compensation. This frequency will continue until the next required non-binding advisory vote is held on the frequency of advisory votes on executive compensation in 2028, per the SEC rules.

REQUIRED VOTE

Approval of this advisory resolution, commonly referred to as a “say-on-pay” resolution, requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

RECOMMENDATION

Our Board of Directors recommends a vote “FOR” the advisory approval of the resolution to approve executive compensation.

OTHER MATTERS

We do not expect that any matter other than the foregoing proposals will be brought before the Annual Meeting. If, however, such a matter is properly presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, the person appointed as proxy will vote as recommended by our Board or, if no recommendation is given, in accordance with his judgment.

63	© 2025 GXO Logistics, Inc.

ADDITIONAL INFORMATION

AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

If you would like to receive a printed copy of our 2024 Annual Report or this Proxy Statement, please contact us at: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by telephone at (203) 489-1287, and we will send a copy to you without charge.

A NOTE ABOUT OUR WEBSITE

Although we include references to our website, www.gxo.com, throughout this Proxy Statement, information that is included on our website is not incorporated by reference into, and is not a part of, this Proxy Statement. Our website address is included as an inactive textual reference only.

We use our website as one means of disclosing material non-public information and for complying with our disclosure obligations under the SEC’s Regulation FD. Such disclosures typically will be included within the investor relations section of our website. Accordingly, investors should monitor the investor relations section of our website in addition to following our press releases, SEC filings and public conference calls and webcasts.

64	© 2025 GXO Logistics, Inc.

ANNEX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Net income attributable to GXO	$134	$229
Net income attributable to noncontrolling interests	4	4
Net income	$138	$233
Interest expense, net	103	53
Income tax expense	8	33
Depreciation and amortization expense	415	361
Transaction and integration costs	76	34
Restructuring costs and other	27	32
Litigation expense	59	—
Unrealized gain on foreign currency contracts and other	(11)	(5)
Adjusted EBITDA(1)	$815	$741
(1)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITA

(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Net income attributable to GXO	$134	$229
Net income attributable to noncontrolling interests	4	4
Net income	$138	$233
Interest expense, net	103	53
Income tax expense	8	33
Amortization of intangible assets acquired	108	71
Transaction and integration costs	76	34
Restructuring costs and other	27	32
Litigation expense	59	—
Unrealized gain on foreign currency contracts and other	(11)	(5)
Adjusted EBITA(1)	$508	$451
(1)	See the “Non-GAAP Financial Measures” section below for additional information.

65	© 2025 GXO Logistics, Inc.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

(Unaudited)

	Year Ended December 31,
(Dollars in millions, shares in thousands, except per share amounts)	2024	2023
Net Income	$138	$233
Net income attributable to noncontrolling interests	(4)	(4)
Net income attributable to GXO	$134	$229
Amortization of intangible assets acquired	108	71
Transaction and integration costs	76	34
Restructuring costs and other	27	32
Litigation expense	59	—
Unrealized gain on foreign currency contracts and other	(11)	(5)
Income tax associated with the adjustments above(1)	(42)	(30)
Discrete income tax benefit(2)	(16)	(22)
Adjusted net income attributable to GXO(3)	$335	$309

Adjusted basic EPS(3)	$2.81	$2.60
Adjusted diluted EPS(3)	$2.80	$2.59

Weighted-average common shares outstanding
Basic	119,413	118,908
Diluted	119,798	119,490
(1)	The income tax rate applied to items is based on the GAAP annual effective tax rate.
(2)	The discrete income tax benefit in 2024 comes from the release of the valuation allowance, and in 2023, it comes from intangible assets and the release of the valuation allowance.
(3)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF CASH FLOWS FROM OPERATIONS TO FREE CASH FLOW

(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Cash flows from operations(1)	$549	$558
Capital expenditures	(359)	(274)
Proceeds from sales of property and equipment	61	18
Free Cash Flow(2)	$251	$302
Cash flows from operations to net income	397.8%	239.5%
Free cash flow conversion(2)	30.8%	40.8%
(1)	Net cash provided by operating activities.
(2)	See the “Non-GAAP Financial Measures” section for additional information.

66	© 2025 GXO Logistics, Inc.

RECONCILIATION OF REVENUE TO ORGANIC REVENUE

(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023
Revenue	$11,709	$9,778
Revenue from acquired business(1)	(1,588)	—
Revenue from disposed business(1)	(1)	(12)
Foreign exchange rates	(109)	—
Organic revenue(2)	$10,011	$9,766
Revenue growth(3)	19.7%
Organic revenue growth(2)(4)	2.5%
(1)	The Company excludes revenue from the acquired and disposed businesses for periods that are not comparable.
(2)	See the “Non-GAAP Financial Measures” section below for additional information.
(3)	Revenue growth is calculated as the change in the period-over-period revenue divided by the prior period, expressed as a percentage.
(4)	Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

RECONCILIATION OF TOTAL DEBT AND NET DEBT

(Unaudited)

(In millions)	December 31, 2024
Current debt	$110
Long-term debt	2,521
Total debt(1)	$2,631
Less: Cash and cash equivalents (excluding restricted cash)	(413)
Net debt(2)	$2,218
(1)	Includes finance leases and other debt of $303 million as of December 31, 2024.
(2)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF TOTAL DEBT TO NET INCOME RATIO

(Unaudited)

(In millions)	December 31, 2024
Total debt	$2,631
Net income	$138
Debt to net income ratio	19.1x

RECONCILIATION OF NET LEVERAGE RATIO

(Unaudited)

(In millions)	December 31, 2024
Net debt(1)	$2,218
Adjusted EBITDA(1)	$815
Net leverage ratio(1)	2.7x
(1)	See the “Non-GAAP Financial Measures” section below for additional information.

ADJUSTED EBITA, NET OF INCOME TAXES PAID

(Unaudited)

Year Ended
(In millions)	December 31, 2024
Adjusted EBITA(1)	$508
Less: Cash paid for income taxes	(43)
Adjusted EBITA(1), net of income taxes paid	$465
(1)	See the “Non-GAAP Financial Measures” section below for additional information.

67	© 2025 GXO Logistics, Inc.

RETURN ON INVESTED CAPITAL

(Unaudited)

	Year Ended December 31,
(In millions)	2024	2023	Average
Selected Assets:
Accounts receivable, net	$1,799	$1,753	$1,776
Other current assets	429	347	388
Property and equipment, net	1,160	953	1,057
Selected Liabilities:
Accounts payable	$(776)	$(709)	$(743)
Accrued expenses	(1,271)	(966)	(1,119)
Other current liabilities	(385)	(327)	(356)
Invested capital	$956	$1,051	$1,003
Net income to average invested capital			13.8%
Operating return on invested capital(1)(2)			46.4%
(1)	The ratio of operating return on invested capital is calculated as adjusted EBITA, net of income taxes paid, divided by the average invested capital.
(2)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF TOTAL DEBT AND NET DEBT

(Unaudited)

(In millions)	June 30, 2024
Current debt	$219
Long-term debt	2,551
Total debt(1)	$2,770
Plus: Bank overdrafts	3
Less: Cash and cash equivalents (excluding restricted cash)	(469)
Net debt(2)	$2,304
(1)	Includes finance leases and other debt of $309 million as of June 30, 2024.
(2)	See the “Non-GAAP Financial Measures” section below for additional information.

RECONCILIATION OF TOTAL DEBT TO NET INCOME RATIO

(Unaudited)

(In millions)	June 30, 2024
Total debt	$2,770
Trailing twelve months net income	$144
Debt to net income ratio	19.2x

RECONCILIATION OF NET LEVERAGE RATIO

(Unaudited)

(In millions)	June 30, 2024
Net debt(1)	$2,304
Trailing twelve months adjusted EBITDA(1)	$734
Net leverage ratio(1)	3.1x
(1)	See the “Non-GAAP Financial Measures” section below for additional information.

68	© 2025 GXO Logistics, Inc.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited)

	Six Months Ended June 30,		Year Ended December 31,	Trailing Twelve Months Ended June 30, 2024
(In millions)	2024	2023	2023
Net income attributable to GXO	$1	$90	$229	$140
Net income attributable to noncontrolling interest	2	2	4	4
Net income	$3	$92	$233	$144
Interest expense, net	36	27	53	62
Income tax expense	4	23	33	14
Depreciation and amortization expense	191	167	361	385
Transaction and integration costs	34	19	34	49
Restructuring costs and other	17	24	32	25
Litigation expense	60	—	—	60
Unrealized gain on foreign currency contracts and other	(4)	(4)	(5)	(5)
Adjusted EBITDA(1)	$341	$348	$741	$734
(1)	See the “Non-GAAP Financial Measures” section below for additional information.

NON-GAAP FINANCIAL MEASURES

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this document to the most directly comparable measures under GAAP, which are set forth in the financial tables above.

GXO’s non-GAAP financial measures in this document include: net new business, adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted earnings before interest, taxes and amortization (“adjusted EBITA”), adjusted EBITA, net of income taxes paid, adjusted net income attributable to GXO, adjusted earnings per share (basic and diluted) (“adjusted EPS”), free cash flow, free cash flow conversion, organic revenue, organic revenue growth, net leverage ratio, net debt, and operating return on invested capital (“ROIC”). Free cash flow conversion is also referred to as adjusted EBITDA conversion to free cash flows.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, GXO’s core operating performance and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures used by other companies. GXO’s non-GAAP financial measures should be used only as supplemental measures of our operating performance.

Net new business is a metric used by the company to determine 2024 Special PSU award and Annual Short-Term Incentive payouts. Net new business is calculated as the difference of annualized revenue value of new contracts in the year (i.e., expected revenue to be generated from a new contract signed in the year) minus the last 12 months of revenue of contracts lost (i.e., last known 12 months of revenue that will be lost in the future, on contracts for which we received a notice of contract termination during the year), divided by the actual revenue of the applicable business unit for the calendar year.

Adjusted EBITDA, adjusted EBITA, adjusted net income attributable to GXO and adjusted EPS include adjustments for transaction and integration costs and litigation expenses as well as restructuring costs and other adjustments as set forth in the financial tables above. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and separating IT systems. Litigation costs primarily relate to the settlement of legal matters. Restructuring costs primarily relate to severance costs associated with business optimization initiatives.

We believe that free cash flow and free cash flow conversion are important measures of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as cash flows from operations less capital expenditures plus proceeds from sale of property and equipment. We calculate free cash flow conversion as free cash flow divided by adjusted EBITDA, expressed as a percentage.

We believe that adjusted EBITDA, adjusted EBITA, and adjusted EBITA, net of income taxes paid, improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization of intangible assets acquired), tax impacts and other adjustments as set forth in the financial tables above, which management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses.

69	© 2025 GXO Logistics, Inc.

We believe that adjusted net income attributable to GXO and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains, which management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets.

We believe that organic revenue and organic revenue growth are important measures because they exclude the impact of foreign currency exchange rate fluctuations, revenue from acquired businesses and revenue from disposed business. Organic revenue growth is calculated as the change in the period-over-period organic revenue divided by the prior period, expressed as a percentage.

We believe that net leverage ratio and net debt are important measures of our overall liquidity position and are calculated by removing cash and cash equivalents (excluding restricted cash) from our total debt and net debt as a ratio of our adjusted EBITDA. We calculate ROIC as our adjusted EBITA, net of income taxes paid, divided by the average invested capital. We believe ROIC provides investors with an important perspective on how effectively GXO deploys capital and use this metric internally as a high-level target to assess overall performance throughout the business cycle.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating GXO’s ongoing performance.

With respect to adjusted EBITDA, free cash flow, organic revenue and net new business described in the “Compensation Discussion and Analysis - 2024 Annual Short-Term Incentive Financial Results Relative to Targets” at the time incentive plan goals are established, the Compensation Committee also establishes definitions of the applicable financial metrics that would apply during the performance period. The Compensation Committee uses these definitions and adjustments to better align our incentive plans with how we evaluate our business operations and trends and, in some cases, to allow certain strategic decisions to be made in the long-term interests of GXO without influencing or being influenced by incentive plan results. In connection with our 2024 annual short-term incentive plan goals, adjusted EBITDA, free cash flow, organic revenue and net new business, as described above, were adjusted to exclude the impact of the Wincanton acquisition.

70	© 2025 GXO Logistics, Inc.

01 - Brad Jacobs Non-Executive Chairman of the Board 04 - Matthew Fassler Director 07 - Torsten Pilz, Ph.D. Director 02 - Marlene Colucci Lead Independent Director 05 - Julio Nemeth Director 08 - Laura Wilkin Director 03 - Todd Cooper Director 06 - Jason Papastavrou, Ph.D. Director 09 - Kyle Wismans Director 1UPX For Against Abstain For Against Abstain For Against Abstain A Proposals — The Board of Directors recommend a vote FOR all director nominees listed and FOR Proposals 2 and 3. 044PEJ 2. Ratification of the Appointment of our Independent Public Accounting Firm To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2025. 3. Advisory Vote to Approve Executive Compensation To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement. 1. Election of Directors: To elect nine (9) members of our Board of Directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal. For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/gxo or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/gxo Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/gxo Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2025 Karlis Kirsis, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of GXO Logistics, Inc. to be held on May 13, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of the director nominees and FOR Proposals 2 and 3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — GXO Logistics, Inc. C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/gxo The 2025 Annual Meeting of Stockholders of GXO Logistics, Inc. will be held on May 13, 2025 at 10:00 am ET, virtually via the internet at meetnow.global/ML5XYPX. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

01 - Brad Jacobs Non-Executive Chairman of the Board 04 - Matthew Fassler Director 07 - Torsten Pilz, Ph.D. Director 02 - Marlene Colucci Lead Independent Director 05 - Julio Nemeth Director 08 - Laura Wilkin Director 03 - Todd Cooper Director 06 - Jason Papastavrou, Ph.D. Director 09 - Kyle Wismans Director 1UPX For Against Abstain For Against Abstain For Against Abstain A Proposals — The Board of Directors recommend a vote FOR all director nominees listed and FOR Proposals 2 and 3. 044PFJ 2. Ratification of the Appointment of our Independent Public Accounting Firm To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2025. 3. Advisory Vote to Approve Executive Compensation To conduct an advisory vote to approve the executive compensation of the company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement. 1. Election of Directors: To elect nine (9) members of our Board of Directors for a term to expire at the 2026 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal. For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2025 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 13, 2025 Karlis Kirsis, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of GXO Logistics, Inc. to be held on May 13, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxy will have authority to vote FOR the election of the director nominees and FOR Proposals 2 and 3. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — GXO Logistics, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.edocumentview.com/gxo